Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ROTH CH ACQUISITION III CO.,

ROTH CH III BLOCKER MERGER SUB, LLC,

BCP QUALTEK INVESTORS, LLC,

ROTH CH III MERGER SUB, LLC,

BCP QUALTEK HOLDCO, LLC,

AND

BCP QUALTEK, LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE

BLOCKER OWNERS AND THE COMPANY UNITHOLDERS

DATED AS OF JUNE 16, 2021

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ARTICLE XIV	AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE	96
Section 14.1	Authorization of Equityholder Representative	96

EXHIBITS

Exhibit A	Form of Company A&R LLCA
Exhibit B	Form of Tax Receivable Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Second A&R Buyer Certificate of Incorporation
Exhibit E	Form of A&R Buyer Bylaws

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 16, 2021 (the “Effective Date”), by and among (i) Roth CH Acquisition III Co., a Delaware corporation (the “Buyer”), (ii) Roth CH III Blocker Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub”), (iii) BCP QualTek Investors, LLC, a Delaware limited liability company (the “Blocker”), (iv) Roth CH III Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Company Merger Sub”, and together with the Buyer and the Blocker Merger Sub, the “Buyer Parties”), (v) BCP QualTek HoldCo, LLC, a Delaware limited liability company (the “Company”), and (vi) BCP QualTek, LLC, a Delaware limited liability company, solely in its capacity as representative of the Blocker Owners and the Company Unitholders (the “Equityholder Representative”). Each of the Buyer, the Blocker Merger Sub, the Blocker, the Company Merger Sub, the Company, and the Equityholder Representative is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, the Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and the Buyer has formed Blocker Merger Sub and Company Merger Sub;

WHEREAS, in connection with the transactions contemplated hereby, the Company and the Buyer have entered into certain note purchase agreements (collectively, the “NPAs”) with the applicable investors named therein (collectively, the “Pre-PIPE Investors”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $44,400,000.00 (the “Pre-PIPE Notes”) in a private placement (the “Pre-PIPE Investment”) on the terms and subject to the conditions set forth in the Pre-PIPE Notes and the NPAs, which Pre-PIPE Notes will automatically convert into Buyer Class A Common Stock or such other securities of the Surviving Buyer or the Surviving Company as may be agreed to by the parties to the applicable NPAs and Pre-PIPE Notes as contemplated by the terms thereof (“Other Pre-PIPE Securities”) at the Closing and the Buyer has entered into certain registration rights agreements (collectively, the “Pre-PIPE Registration Rights Agreements”) with the Pre-PIPE Investors pursuant to which the Pre-PIPE Investors will receive certain registration rights for the Buyer Class A Common Stock or Other Pre-PIPE Securities received upon the automatic conversion of the Pre-PIPE Notes into Buyer Class A Common Stock or Other Pre-PIPE Securities at the Closing, on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the transactions contemplated hereby, the Company has entered into a note exchange agreement (the “BCP NEA”) with BCP QualTek II, LLC, a Delaware limited liability company (“BCP QualTek II”), pursuant to which the Company issued a convertible note (the “BCP Note”) in an aggregate principal amount of $30,557,501.68 (the “BCP Note Amount”) to BCP QualTek II in exchange for all of the Class B Units held by BCP QualTek II on the terms and conditions set forth therein and in the BCP NEA (the “BCP Note Exchange”) and immediately prior to the Closing, the BCP Note Amount will automatically convert into Class A Units;

WHEREAS, in connection with the transactions contemplated hereby, the Buyer has entered into certain subscription agreements (collectively, the “Subscription Agreements”) with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Buyer Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein and into certain registration rights agreements (collectively, the “PIPE Registration Rights Agreements” and, together with the Pre-PIPE Registration Rights Agreements, the “Registration Rights Agreements”) with the PIPE Investors pursuant to which the PIPE Investors will receive certain registration rights for the Buyer Class A Common Stock received in the PIPE Investment on the terms and subject to the conditions set forth therein;

WHEREAS, immediately prior to the Closing, on the Closing Date, BCP QualTek, LLC, a Delaware limited liability company (“BCP QualTek”), will distribute to each AIV Partnership(a)(i) a number of Class A Units equal to the total number of Class A Units held by BCP QualTek, multiplied by (ii) the Class A Blocker Ownership Percentage, multiplied by (b) such AIV Partnership’s Class A AIV Percentage, in partial redemption of a portion of each AIV Partnership’s interest in BCP QualTek (the “BCP QualTek Distributions”);

WHEREAS, immediately prior to the Closing, on the Closing Date and concurrently with the BCP QualTek Distributions, BCP QualTek II will distribute to each AIV Partnership (a)(i) a number of Class B Units equal to the total number of Class B Units held by BCP QualTek II, multiplied by (ii) the Class B Blocker Ownership Percentage, multiplied by (b) such AIV Partnership’s Class B AIV Percentage, in partial redemption of a portion of each AIV Partnership’s interest in BCP QualTek II (together with the BCP QualTek Distributions, the “AIV Distributions”);

WHEREAS, immediately prior to the Closing, on the Closing Date and immediately following the AIV Distributions, each AIV Partnership will distribute to the Blocker all of the Class A Units and Class B Units distributed to such AIV Partnership pursuant to the AIV Distributions, in each case, in complete redemption of the Blocker’s ownership interest in such AIV Partnership (such distributions to the Blocker, together with the AIV Distributions, the “Pre-Closing Reorganization”);

WHEREAS, in order to effect the Business Combination contemplated hereby, immediately following the Pre-Closing Reorganization, (a) Blocker Merger Sub will merge with and into the Blocker, with the Blocker as the surviving company and wholly-owned subsidiary of the Buyer (the “Blocker Merger”) and (b) thereafter, the Blocker will merge with and into the Buyer, with the Buyer as the surviving company (the “Buyer Merger”);

WHEREAS, in order to effect the Business Combination contemplated hereby, immediately following the Buyer Merger, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Company Merger”, and together with the Blocker Merger and the Buyer Merger, the “Mergers”);

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Buyer, Blocker Merger Sub, Company Merger Sub, the Company and the Blocker have unanimously approved and declared advisable entry into this Agreement, the Mergers, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable;

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Buyer, Blocker Merger Sub, Company Merger Sub, the Company, and the Blocker have unanimously determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have unanimously recommended to their respective equityholders the approval of the Mergers, as applicable;

WHEREAS, simultaneously with the execution of this Agreement, the Company has delivered the Company Written Consent to the Buyer, the Blocker has delivered the Blocker Written Consent to the Buyer, and the Buyer, as the sole member of Blocker Merger Sub and Company Merger Sub has delivered to the Company a written consent of each of Blocker Merger Sub and Company Merger Sub, evidencing the approval of this Agreement and the applicable Mergers;

WHEREAS, simultaneously with the Closing, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, revise the capitalization of the Company and amend and restate the rights and preferences of the Company Units, as set forth in the Company A&R LLCA;

WHEREAS, simultaneously with the Closing, the Blocker Owners, the Company Unitholders and the Buyer will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”);

WHEREAS, simultaneously with the Closing, the Blocker Owners, the Company Unitholders, the Sponsors, the Buyer and certain other parties thereto will enter into an Investor Rights Agreement in the form attached hereto as Exhibit C (the “Investor Rights Agreement”);

WHEREAS, simultaneously with the entry into this Agreement, the Buyer, the Company and the Sponsors who are holders of Buyer Common Stock entered into that certain Founder Shares Forfeiture and Lock-up Agreement, dated as of the date hereof (the “Founder Shares Agreement”);

WHEREAS, simultaneously with the entry into this Agreement, (a) all of the holders of Company Units and (b) all of the holders of Blocker Units have entered into one or more Company Voting and Support Agreements (each, a “Company Voting and Support Agreement”) or Blocker Voting and Support Agreements (each, a “Blocker Voting and Support Agreement”), as applicable, pursuant to which, inter alia, such holders of Company Units and such holders of Blocker Units have agreed to irrevocably vote all of their respective Company Units and Blocker Units, as applicable, and not to redeem or transfer their respective Company Units and Blocker Units, as applicable (other than, for the avoidance of doubt, in the BCP Note Exchange);

WHEREAS, simultaneously with the entry into this Agreement, certain Buyer Shareholders have entered into one or more Buyer Voting and Support Agreements (each, a “Buyer Voting and Support Agreement” and together with the Company Voting and Support Agreements and the Blocker Voting and Support Agreements, the “Voting and Support Agreements”) pursuant to which, inter alia, such Buyer Shareholders have agreed to irrevocably vote all of their respective shares of Buyer Common Stock in favor of the Buyer Shareholder Voting Matters and not to redeem or transfer their respective Buyer Common Stock; and

WHEREAS, as a condition to the consummation of the transactions contemplated hereby, the Buyer shall provide an opportunity to its shareholders to exercise their rights to participate in the Buyer Share Redemption and on the terms and subject to the conditions and limitations set forth herein and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Shareholders for the transaction contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“ABL Agreement” means that certain ABL and Guaranty Agreement, dated as of July 18, 2018, by and among BCP QualTek Buyer, LLC, BCP QualTek Merger Sub, LLC, certain subsidiaries of QualTek USA, LLC, as Guarantors, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent and Collateral Agent.

“Advisory Services Agreement” means that certain Advisory Services Agreement, dated as of July 18, 2018, by and between QualTek USA, LLC and Brightstar Advisors, L.P.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Blocker Owner Merger Consideration” means the Blocker Owner Merger Consideration received by all Blocker Owners.

“Aggregate Company Unitholder Merger Consideration” means the Company Unitholder Merger Consideration received by all Company Unitholders.

“Aggregate Earnout Shares Number” means 6,111,111.

“AIV-1” means Brightstar Capital Partners QualTek, L.P., a Delaware limited partnership.

“AIV-2” means BCP Strategic AIV-2, L.P., a Delaware limited partnership.

“AIV-3” means Brightstar Capital Partners Fund I AIV-3, L.P., a Delaware limited partnership.

“AIV Partnerships” means AIV-1, AIV-2 and AIV-3.

“A&R Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Buyer.

“A&R Buyer Bylaws” means the bylaws of the Buyer following the Company Effective Time in substantially the form attached hereto as Exhibit E.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, each of the Subscription Agreements, each of the Registration Rights Agreements, each of the Pre-PIPE Notes and each of the NPAs, the BCP Note and BCP NPA, the Tax Receivable Agreement, the Investor Rights Agreement, the Founder Shares Agreement, each of the Voting and Support Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Buyer Share Redemptions), plus (b) the amount of Pre-PIPE Proceeds and PIPE Proceeds.

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Blocker Class A Unit” has the meaning set forth in the Blocker LLCA.

“Blocker Class B Unit” has the meaning set forth in the Blocker LLCA.

“Blocker Class C Unit” has the meaning set forth in the Blocker LLCA.

“Blocker Equity Interests” means the Blocker Units or other Equity Interests in the Blocker immediately prior to the Blocker Effective Time.

“Blocker Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-contravention), Section 5.3 (Capitalization), Section 5.4 (Holding Company; Ownership) and Section 5.7 (Brokerage).

“Blocker LLCA” means the Amended and Restated Limited Liability Company Agreement of the Blocker, dated May 21, 2018.

“Blocker Owner Merger Consideration” means, with respect to each Blocker Unit, (a) a number of shares of Buyer Class A Common Stock equal to (i)(A) the Merger Consideration, multiplied by (B) such Blocker Unit’s Pro Rata Percentage, divided by (ii) the Reference Price, (b) a number of Blocker Owner Earnout Shares equal to (x) the Aggregate Earnout Shares Number, multiplied by (y) such Blocker Unit’s Pro Rata Percentage, and (c) any cash in lieu of any fractional share as provided in Section 3.3(b).

“Blocker Owners” means, collectively, BCP AIV Investor Holdings, L.P., a Delaware limited partnership, BCP Strategic AIV Investor Holdings-2, L.P., a Delaware limited partnership, and BCP AIV Investor Holdings-3, L.P.

“Blocker Owner Earnout Shares” means the shares of Buyer Class A Common Stock subject to the restrictions set forth in Section 3.7(b)(iv) of this Agreement issued to the Blocker Owners in connection with the Blocker Merger.

“Blocker Required Vote” means the vote of, or written consent of, all of the members of Blocker evidencing (a) the approval of this Agreement, the Blocker Merger, the Buyer Merger and the Company Merger and the transactions contemplated hereby and (b) the approval of the Equityholder Representative pursuant to Section 14.1.

“Blocker Units” means the Blocker Class A Units, Blocker Class B Units and Blocker Class C Units.

“Blocker Written Consents” means, collectively, the written consents executed by all of the members of the Blocker evidencing (a) the approval of this Agreement, the Blocker Merger and the transactions contemplated hereby and (b) the appointment of the Equityholder Representative pursuant to Section 14.1 hereof.

“Business Combination” has the meaning ascribed to such term in the A&R Buyer Certificate of Incorporation.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is subject to Processing by any of the IT Assets.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Bylaws” means the bylaws of the Buyer.

“Buyer Capital Stock” means (i) prior to receipt of certification from the Delaware Secretary of State regarding the acceptance of the filing of the Second A&R Buyer Certificate of Incorporation, the Buyer Common Stock, and (ii) following receipt of certification from the Delaware Secretary of State regarding the acceptance of the filing of the Second A&R Buyer Certificate of Incorporation, the Buyer Class A Common Stock and the Buyer Class B Voting Stock.

“Buyer Common Stock” means the common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the A&R Buyer Certificate of Incorporation.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Second A&R Buyer Certificate of Incorporation.

“Buyer Class A Common Stock Price” means the closing sale price per share of Buyer Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Buyer Class B Voting Stock” means the Class B common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Second A&R Buyer Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or the Company Equityholders.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2(a) (Non-Contravention), Section 6.3 (Capitalization), Section 6.6 (Brokerage) and Section 6.7 (Trust Account).

“Buyer Governing Documents” means the A&R Buyer Certificate of Incorporation and the Buyer Bylaws.

“Buyer Required Vote” means the vote of the Buyer Shareholders set forth in the Buyer’s organization documents to the extent required to approve the Required Buyer Shareholder Voting Matters.

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by the Buyer with the SEC, including the Proxy Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) in connection with the Buyer Shareholder Meeting.

“Buyer Shareholder Meeting” means a general meeting of the Buyer Shareholders to vote on the Buyer Shareholder Voting Matters.

“Buyer Shareholder Voting Matters” means the Required Buyer Shareholder Voting Matters and the Other Buyer Shareholder Voting Matters

.

“Buyer Shareholders” means the holders of the Buyer Common Stock.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Class A AIV Percentage” means, with respect to each AIV Partnership, the Class A AIV Percentage set forth across from such AIV Partnership’s name on the AIV Percentage Schedule attached hereto.

“Class A Blocker Ownership Percentage” means the percentage set forth across from the heading “Class A Blocker Ownership Percentage” on the Blocker Percentage Schedule attached hereto.

“Class A Member” has the meaning set forth in the Company LLCA.

“Class A Unit” has the meaning set forth in the Company LLCA.

“Class B AIV Percentage” means, with respect to each AIV Partnership, the Class B AIV Percentage set forth across from such AIV Partnership’s name on the AIV Percentage Schedule attached hereto.

“Class B Blocker Ownership Percentage” means the percentage set forth across from the heading “Class B Blocker Ownership Percentage” on the Blocker Percentage Schedule attached hereto.

“Class B Member” has the meaning set forth in the Company LLCA.

“Class B Unit” has the meaning set forth in the Company LLCA.

“Class P Member” has the meaning set forth in the Company LLCA.

“Class P Unit” has the meaning set forth in the Company LLCA.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Company A&R LLCA.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, employment, severance, separation, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any material Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any plan maintained, required or administered by a Governmental Entity.

“Company Equity Interests” means the Company Units or other Equity Interests in the Company immediately prior to the Company Effective Time.

“Company Equityholders” means, collectively, the Company Unitholders, the AIV Partnerships, the Blocker, the Blocker Owners and the Management Holdco Members.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention), Section 4.3 (Capitalization) and Section 4.13 (Brokerage).

“Company LLCA” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 4, 2019.

“Company Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Company Required Vote” means the vote of, or written consent of, all of the holders of the Company Units and Class B Units evidencing (a) the approval of this Agreement, the Blocker Merger, the Buyer Merger and the Company Merger and the transactions contemplated hereby and (b) the approval of the Equityholder Representative pursuant to Section 14.1.

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of the Buyer or (ii) a sale or disposition of all or substantially all of the assets of the Buyer and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of the Buyer (or any successor to the Buyer) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Interests of the Buyer immediately prior to such transaction (or series of related transactions).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company. With respect to any entity that becomes a direct or indirect Subsidiary of the Company after the date hereof in connection with an acquisition by the Company or any direct or indirect Subsidiary of the Company, such entity shall only be a Company Subsidiary from and after the date upon which such entity becomes a direct or indirect Subsidiary of the Company and only with respect to the time period from and after which such entity becomes a direct or indirect Subsidiary of the Company.

“Company Unitholder” means each Class A Member, Class B Member and Class P Member (other than the Blocker) assuming, and after giving effect to, the consummation of the Pre-Closing Reorganization and the conversion of the BCP Note into Class A Units pursuant to the BCP NEA and the BCP Note.

“Company Unitholder Merger Consideration” means, with respect to each Company Unit held by a Company Unitholder, (a) a number of Common Units equal to (i)(x)(A) the Merger Consideration, multiplied by (B) such Company Unit’s Pro Rata Percentage, divided by (y) the Reference Price (the amount calculated pursuant to this clause (a), such Company Unit’s “Common Unit Consideration”), (b) a number of shares of Buyer Class B Voting Stock equal to the number of Common Units determined for each such Company Unit pursuant to clause (a) of this definition, (c) a number of Earnout Common Units equal to (i)(x) the Aggregate Earnout Shares Number, multiplied by (y) such Company Unit’s Pro Rata Percentage (the amount calculated in this clause (c), each such Company Unit’s “Earnout Common Units Consideration”), (d) a number of Earnout Voting Shares equal to the number of Earnout Common Units calculated pursuant to the foregoing clause (c), and (e) any cash in lieu of any fractional share as provided in Section 3.3(b).

“Company Units” means the Class A Units and the Class P Units.

“Company Written Consent” means a written consent executed by all of the holders of Company Units and Class B Units evidencing (a) the approval of this Agreement, the Company Merger and the transactions contemplated hereby and (b) the appointment of the Equityholder Representative pursuant to Section 14.1 hereof.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, either the Blocker or any Group Company, which upon consummation thereof, would result in the Blocker or any Group Company entity becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Blocker or the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of the Blocker or any Group Company (excluding any such sale between or among the Group Companies or any issuance of Class P Units by the Company or the Management Holdco), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except as contemplated hereby), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Blocker or Group Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party).

“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Buyer, the Company Equityholders any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means that certain Non-Disclosure and Confidentiality Agreement, dated as of March 10, 2021, by and among the Buyer and QualTek LLC, a Delaware limited liability company.

“Contract” means any contract, agreement, license or Lease (including any amendments thereto).

“Credit Agreement” means that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, as amended by Amendment No. 1, by and among BCP QualTek Buyer, LLC, a Delaware limited liability company, QualTek USA, LLC, a Delaware limited liability company, certain subsidiaries of QualTek USA, LLC, as Guarantors, the Lenders party thereto, and Fifth Third Bank, as Administrative Agent and Collateral Agent.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Parties concurrently with the execution and delivery hereof.

“Earnout Common Units” means the Common Units subject to the restrictions set forth in Section 3.7(b)(iv) of this Agreement issued to the Company Unitholders in connection with the Company Merger.

“Earnout Shares” means the Blocker Owner Earnout Shares, plus the Earnout Voting Shares.

“Earnout Voting Shares” means a number of shares of Buyer Class B Voting Stock subject to the restrictions set forth in Section 3.7(b)(iv) of this Agreement issued to the Company Unitholders in connection with the Company Merger.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Equity Value” means the sum of (i) $294,318,543.75, plus (ii) the value of any Equity Interests of the Company issued as consideration for any Acquisitions prior to the Closing (such value being the value ascribed to such Equity Interests in such Acquisitions) plus (iii) the amount of interest accrued on the BCP Note Amount for the period beginning on the date of this Agreement and ending on the Closing Date.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Executives” means the individuals listed on Schedule 1.1(a).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Fraud” means (i) with respect to the Company, the intentional fraud of the Company with respect to the Company’s making an express representation or warranty contained in ARTICLE IV of this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (ii) with respect to the Blocker, the intentional fraud of the Blocker with respect to the Blocker’s making an express representation or warranty contained in ARTICLE V of this Agreement or in any certificate delivered by the Blocker pursuant to this Agreement, and (iii) with respect to the Buyer Parties, the intentional fraud of the Buyer Parties with respect to the Buyer Parties’ making an express representation or warranty contained in ARTICLE VI of this Agreement or in any certificate delivered by the Buyer Parties pursuant to this Agreement, in each case, with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the specific intent of deceiving, misleading and inducing the Party to whom such representation and warranty was made to enter into or consummate the transactions contemplated by this Agreement and upon which such Party has reasonably relied to its material detriment. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all materiality qualifications (including the words “material” or “materiality” or the phrase “Material Adverse Effect”) contained in the representations and warranties of the parties in this Agreement shall be taken into account.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes listed as a hazardous substance, hazardous material or solid or hazardous waste, or regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold and odor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, businesses (other than trade payables, or accruals incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts or instruments, (i) deferred revenue, (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Blocker or any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) any unfunded or underfunded Liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and (l) in the nature of guarantees of the obligations described in clauses (a) through (l) above.

“Intellectual Property” means intellectual property rights in all of the following to the extent covered by applicable Law in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software and Databases, and (g) all other similar proprietary rights.

“Interested Party” means the Company Equityholders and any of their respective directors, executive officers or Affiliates (other than any other Group Company).

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Group Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, after reasonable inquiry of such Executive’s direct reports responsible for the applicable subject matter of the corresponding representation in Article IV (provided that, for purposes of this definition, the direct reports of the Chief Executive Officer shall only include the other Executives), (b) as used in the phrase “to the Knowledge of the Blocker” or phrases of similar import means the actual knowledge of any of the officers or managing member of the Blocker after due inquiry under the circumstances and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the executive officers of the Buyer after due inquiry under the circumstances.

“Latest Balance Sheet Date” means April 3, 2021.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, requirements, rulings and any Orders of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Letter of Transmittal” means letter of transmittal in the form as may be agreed between the Company and the Buyer prior to the Closing or as may be reasonably required by the Transfer Agent.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon (but excluding any Intellectual Property licenses or covenants).

“Lookback Date” means July 18, 2018.

“Management Holdco” means BCP QualTek Management, LLC, a Delaware limited liability company.

“Management Holdco Members” means the Class A Members and Class P Members (in each case, as defined in the Management Holdco LLCA) of Management Holdco.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of any of the Group Companies to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 7.1(a) hereof), or (B) taken by any Group Company at the express direction of the Buyer, the Sponsors or any Affiliate thereof; (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (xi) the announcement or pendency of the transactions contemplated hereby; provided, however, that (A) any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi), (vii), (viii) and (x) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate and (B) in no event shall (x) any Buyer Share Redemption or (y) any failure in and of itself, by an investor to fulfill its obligations under a Subscription Agreement, constitute a Material Adverse Effect.

“Merger Consideration” means (a) Equity Value, minus (b) the aggregate amount of cash in lieu of any fractional shares as provided in Section 3.3(b).

“Minimum Cash Amount” means one hundred ten million dollars ($110 million).

“OFAC” means U.S. Department of Treasury Office of Foreign Assets Control.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice, including, with respect to the Group Companies, any Pandemic Measures instituted prior to the date hereof (whether or not currently in effect as of the date hereof).

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax.

“Other Buyer Shareholder Voting Matters” means (a) the adoption and approval of the EIP, (b) the adoption and approval of a proposal for the adjournment of the Buyer Shareholder Meeting, if necessary, to permit further solicitation of proxies, and (c) the adoption and approval of any other proposals that are required for the consummation of the transactions contemplated hereby that are submitted to, and require the vote of, the Buyer Shareholders in the Proxy Statement.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“P Unit Agreements” means the Class P Unit Grant Agreements between the Company and the Management Holdco Members (in each case, as amended by the applicable Amendment No. 1 to Class P Unit Grant Agreement, dated as of the date hereof), and the Contribution Agreements between the Management Holdco and the Management Holdco Members.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive or guideline issued by any Governmental Entity, in each case, in connection with or in response to COVID-19.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Equityholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens affecting title to the Owned Real Property or the Leased Real Property which do not materially impair the use or occupancy of such Owned Real Property or Leased Real Property in the operation of the business of any of the Group Companies conducted thereon; (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to real property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) (provided, in each case, appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith through appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) (provided, in each case, appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Owned Real Property or the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of Owned Real Property or the Leased Real Property, as applicable, (g)  in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (h) Securities Liens and (i) those Liens set forth on Schedule 1.2.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investor” means any Person (other than the Buyer) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the gross cash proceeds from the PIPE Investment.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-PIPE Proceeds” means an amount equal to the gross cash proceeds from the Pre-PIPE Investment. For purposes of clarification, the BCP Note Amount is not included in the Pre-PIPE Proceeds.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the IT Assets or any Business Data: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cyber security, cross-border data transfer, and general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws.

“Privacy Policies” means all written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Pro Forma Buyer Class A Common Stock” means the aggregate number of shares of Buyer Class A Common Stock equal to (a) the aggregate number of shares of Buyer Class A Common Stock issued and outstanding immediately prior to the Closing (but after giving effect to the Buyer Share Redemption), plus (b) the aggregate number of shares of Buyer Class A Common Stock issued pursuant to the consummation of the transactions contemplated in the Subscription Agreements, plus (c) the aggregate number of shares of Buyer Class A Common Stock issued to the Blocker Owners as part of the Aggregate Blocker Owner Merger Consideration, in each case of the foregoing clauses (a)-(c), assuming the effectiveness of the Second A&R Certificate of Incorporation.

“Pro Forma Buyer Common Units” means a number of Common Units equal to the number of shares of Pro Forma Buyer Class A Common Stock.

“Pro Forma Unitholder Common Units” means a number of shares of Common Units equal to the aggregate Common Unit Consideration delivered to all Company Unitholders.

“Pro Forma Unitholder Earnout Common Units” means a number of Earnout Common Units equal to the aggregate Earnout Common Units Consideration delivered to all Company Unitholders.

“Pro Rata Percentage” means, (i) with respect to each Company Unit, the portion (expressed as a percentage) of the aggregate consideration payable hereunder in respect of the Company Units and Blocker Units that such Company Unit is entitled to receive pursuant to the Company LLCA (including any right to unpaid tax distributions) and the P Unit Agreements (assuming, and after giving effect to, the BCP Note Exchange and the conversion of the BCP Note into Class A Units pursuant to the BCP NEA and the BCP Note), and (ii) with respect to each Blocker Unit, the portion (expressed as a percentage) of the aggregate consideration payable in respect of the Company Units and Blocker Units hereunder that such Blocker Unit is entitled to receive pursuant to the Blocker LLCA (including any right to unpaid tax distributions) (assuming, and after giving effect to, the consummation of the Pre-Closing Reorganization, the BCP Note Exchange and the conversion of the BCP Note into Class A Units pursuant to the BCP NEA and the BCP Note, and payment of the portion of the aggregate consideration payable hereunder in respect of the Company Units held by the Blocker).

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the proxy statement relating to the transactions contemplated hereby, which will constitute a proxy statement of Buyer to be used for the Buyer Shareholder Meeting to approve the Voting Matters, in all cases in accordance with and as required by the Buyer’s Governing Documents, applicable Law and the rules and regulations of the SEC.

“Reference Price” means $10.00.

“Required Buyer Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby, (b) the adoption and approval of the Second A&R Buyer Certificate of Incorporation and the A&R Buyer Bylaws, and (c) the adoption and approval of the issuance of shares of Buyer Class A Common Stock and Buyer Class B Voting Stock, including any Buyer Class A Common Stock, Buyer Class B Voting Stock or Earnout Shares to be issued in connection with the transactions contemplated hereby, including the Pre-PIPE Investment and the PIPE Investment, as may be required under the Stock Exchange listing requirements.

“Sanctioned Country” means any country or region that is, or since the Lookback Date has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Second A&R Buyer Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Buyer following the Company Effective Time in substantially the form attached hereto as Exhibit D.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing. For the avoidance of doubt, any software owned or used by the Group Companies shall be deemed “Software”, regardless of the delivery model of such software (e.g., on-premises, Software-as-a-Service, hosted software, etc.).

“Source Code” means one or more statements in human readable form, including comments, definitions, and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all text, data and data structures, diagrams, manuals, instructions, procedures, and other information that describe the foregoing.

“Sponsors” means the Persons listed on Schedule 1.1(b).

“Stock Exchange” means The Nasdaq Stock Market.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trading Day” means any day on which shares of Buyer Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Buyer Class A Common Stock are then traded.

“Transaction Expenses” means to the extent not paid as of the Closing by the Buyer, any Group Company, the Equityholder Representative or any Company Equityholders:

(a)               all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers or representatives) including brokerage fees and commissions, incurred or payable by the Buyer or the Sponsors through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b)               all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Group Companies, the Equityholder Representative or the Company Equityholders through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby;

(c)               any fees, costs and expenses incurred or payable by the Buyer, the Sponsors, the Blocker Owners, the Blockers or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the Registration Rights Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d)               any retention, sale, transaction or change in control compensation or bonuses incurred by a Group Company to any current or former employee or other individual service provider and that will be triggered as a result of the consummation of the transaction contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto, in each case, other than severance payments that are triggered by a termination of employment that occurs prior to or in connection with the Closing at the direction of any Buyer Party and any amounts payable in connection with any agreement or termination of employment entered into or effectuated at the direction of the Buyer Parties;

(e)               all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(f)                all filing fees paid or payable to a Governmental Entity in connection with the filing required to be made under the HSR Act;

(g)               all fees, costs and expenses paid or payable to the Transfer Agent;

(h)               any fees and expenses incurred under the terms of the Advisory Services Agreement or related to the termination of any Affiliated Transaction or Blocker Affiliated Transaction; and

(i)                 all Transfer Taxes.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein, including (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (iii) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) of this definition paid by any Group Company on or prior to the Closing Date; and (iv) the payment of any other Transaction Expenses not included in clauses (i) through (iii). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-2).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Agent Agreement” means the paying agent agreement to be entered into at or prior to Closing by the Buyer, the Company, the Equityholder Representative and the Transfer Agent, in the form as may be agreed between the Company and the Buyer prior to Closing or as may be reasonably required by the Transfer Agent.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 2, 2021, by and between the Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

Section 1.2           Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

ACA	Section 4.15(c)
Acquisition	Section 7.1(b)
Additional Buyer Filings	Section 8.9(f)
Additional Financial Information	Section 8.9
Affiliated Transactions	Section 4.19
Agreement	Introduction
AIV Distributions	Recitals
Antitrust Laws	Section 8.8(c)
Attorney-Client Communications	Section 13.16(b)
Audited Financial Statements	Section 4.4(a)(i)
Authorized Action	Section 14.1(b)
BCP NEA	Recitals
BCP Note	Recitals
BCP Note Amount	Recitals
BCP Note Exchange	Recitals
BCP QualTek	Recitals
BCP QualTek Distributions	Recitals
BCP QualTek II	Recitals
Blocker	Introduction
Blocker Affiliated Transactions	Section 5.9
Blocker Bring-Down Certificate	Section 11.2(d)
Blocker Certificate of Merger	Section 2.2(b)

Blocker Effective Time	Section 2.2(b)
Blocker Merger	Recitals
Blocker Merger Closing	Section 2.2(a)
Blocker Merger Sub	Introduction
Blocker Owned AIV Partnership Equity Interests	Section 5.4(b)
Blocker Voting and Support Agreement	Recitals
Buyer	Introduction
Buyer Balance Sheet	Section 6.11(c)
Buyer Bring-Down Certificate	Section 11.3(d)
Buyer Certificate of Merger	Section 2.2(c)
Buyer Contribution Amount	Section 3.2(c)(i)
Buyer Effective Time	Section 2.2(c)
Buyer Merger	Recitals
Buyer Merger Closing	Section 2.2(a)
Buyer Parties	Introduction
Buyer Public Securities	Section 6.9
Buyer SEC Documents	Section 6.8(a)
Buyer Voting and Support Agreement	Recitals, Recitals
Buyer Warrants	Section 6.3(a)
Cancelled Equity Interests	Section 3.1(d)
CBA	Section 4.9(a)(i)
Certificates of Merger	Section 2.2(d)
Closing	Section 2.2(a)
closing agreement	Section 4.8(g)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 8.9(g)
Closing Press Release	Section 8.9(g)
Company	Introduction
Company A&R LLCA	Recitals
Company Bring-Down Certificate	Section 11.2(d)
Company Certificate of Merger	Section 2.2(d)
Company Effective Time	Section 2.2(d)
Company Merger	Recitals
Company Merger Closing	Section 2.2(a)
Company Merger Sub	Introduction
Company Voting and Support Agreement	Recitals
Competing Buyer	Section 8.16(a)
Contribution Common Units	Section 3.2(c)(i)
D&O Provisions	Section 8.12(a)
DGCL	Recitals
DLLCA	Recitals
Earnout Notice	Section 3.7(b)(ii)
Earnout Period	Section 3.7(c)(i)
Earnout Restrictions	Section 3.7(b)(iv)
Effective Date	Introduction
Environmental Permits	Section 4.18

Equityholder Representative	Introduction
Equityholders Prepared Returns	Section 10.1(a)
Financial Statements	Section 4.4(a)
Founder Shares Agreement	Recitals
Indemnified Persons	Section 8.12(a)
Initial Financial Information	Section 8.9(h)
Insurance Policies	Section 4.16
Intended Tax Treatment	Section 10.1(d)
Internal Controls	Section 4.4(c)
Investor Rights Agreement	Recitals
IRS	Section 4.15(a)
JOBS Act	Section 8.3(b)
Kirkland	Section 13.16(a)
LLCA Amendment and Restatement	Section 3.1(e)
Material Contract	Section 4.9(b)
Material Customer	Section 4.9(c)
Material Leases	Section 4.7(b)
Material Supplier	Section 4.9(d)
Mergers	Recitals
Non-Party Affiliate	Section 13.14
NPAs	Recitals
Outside Date	Section 12.1(c)
Other Pre-PIPE Securities	Recitals
Parties	Introduction
Party	Introduction
PCAOB Financial Statements	Section 8.9(h)
Permits	Section 4.17(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 7.1
Pre-Closing Reorganization	Recitals
Pre-PIPE Investment	Recitals
Pre-PIPE Investors	Recitals
Pre-PIPE Notes	Recitals
Pre-PIPE Registration Rights Agreements	Recitals
Registration Rights Agreements	Recitals
Signing Form 8-K	Section 8.9(b)
Signing Press Release	Section 8.9(b)
Subscription Agreements	Recitals
Surviving Blocker	Section 2.1(a)
Surviving Blocker Interests	Section 3.1(a)(i)
Surviving Buyer	Section 2.1(b)
Surviving Company	Section 2.1(c)
Tail Policy	Section 8.12(b)(ii)
Tax Contest	Section 10.1(f)
Tax Positions	Section 10.1(e)

Tax Receivable Agreement	Recitals
Triggering Event	Section 3.7(c)
Trust Amount	Section 6.7
Trust Distributions	Section 13.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Warrant Accounting Issue	Section 6.3(d)

ARTICLE II

THE MERGERS; CLOSING

Section 2.1           Closing Transactions; Mergers.

(a)               The Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Blocker Effective Time, Blocker Merger Sub shall be merged with and into the Blocker. As a result of the Blocker Merger, the separate limited liability company existence of Blocker Merger Sub shall cease, and the Blocker shall continue as the surviving company and as a wholly owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving Blocker”).

(b)              The Buyer Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, at the Buyer Effective Time and immediately after the Blocker Merger, the Surviving Blocker shall be merged with and into the Buyer. As a result of the Buyer Merger, the separate limited liability company existence of the Surviving Blocker shall cease, and the Buyer shall continue as the surviving company (sometimes referred to, in such capacity as the “Surviving Buyer”).

(c)              The Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Company Effective Time, and immediately after the Buyer Merger, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate limited liability company existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

Section 2.2           Closing; Effective Time.

(a)               The closing of the Blocker Merger (the “Blocker Merger Closing”), the closing of the Buyer Merger (the “Buyer Merger Closing”), the closing of the Company Merger (the “Company Merger Closing”) and the closing of the other transactions contemplated hereby (together with the Blocker Merger Closing, the Buyer Merger Closing and the Company Merger Closing, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the second (2nd) Business Day after the conditions set forth in ARTICLE XI have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b)               On the Closing Date, the Parties shall cause the Blocker Merger to be consummated simultaneously by filing a certificate of merger (the “Blocker Certificate of Merger”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA (the date and time of acceptance by the Delaware Secretary of State of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Effective Time”).

(c)               On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Buyer Merger to be consummated by filing certificates of merger (the “Buyer Certificate of Merger”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, Section 251 of the DGCL and Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Delaware Secretary of State of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Buyer Effective Time”).

(d)               On the Closing Date, and immediately after the Buyer Effective Time, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger”, and together with the Blocker Certificate of Merger and the Buyer Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA (the date and time of acceptance by the Delaware Secretary of State of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Company Effective Time”).

Section 2.3           Effects of the Mergers.

(a)               At the Blocker Effective Time, the effect of the Blocker Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Blocker and Blocker Merger Sub shall vest in the Surviving Blocker, and all debts, liabilities, duties and obligations of the Blocker and Blocker Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Blocker.

(b)              At the Buyer Effective Time, the effect of the Buyer Merger shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Buyer Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of each of the Surviving Blocker and the Buyer shall vest in the Surviving Buyer, and all debts, liabilities, duties and obligations of each of the Surviving Blocker and the Buyer shall become the debts, liabilities, duties and obligations of Surviving Buyer.

(c)               At the Company Effective Time, the effect of the Company Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

Section 2.4           Governing Documents.

(a)               At the Blocker Effective Time, the certificate of formation and operating agreement of Blocker Merger Sub as in effect immediately prior to the Blocker Effective Time shall, in accordance with the DLLCA and applicable Law, become the certificate of formation and operating agreement of the Surviving Blocker.

(b)              At the Buyer Effective Time, the Governing Documents of the Buyer in effect immediately prior to the Buyer Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and the bylaws of the Surviving Buyer.

(c)               At the Company Effective Time, the Company LLCA shall be amended and restated to be in the form of the Company A&R LLCA, which, from and after the Company Effective Time shall be the limited liability company agreement of the Company until duly amended in accordance with its terms and the DLLCA.

Section 2.5           Directors and Officers.

(a)               At the Blocker Effective Time, (i) the managers of Blocker Merger Sub prior to the Blocker Effective Time shall be the initial managers of the Surviving Blocker each to serve in accordance with the Governing Documents of the Surviving Blocker and (ii) the officers of Blocker Merger Sub immediately prior to the Blocker Effective Time shall be the initial officers of the Surviving Blocker each to hold office in accordance with the Governing Documents of the Surviving Blocker.

(b)               At the Buyer Effective Time, the directors and officers set forth on Schedule 2.5(b)(i) will become the directors and officers of the Buyer and the officers set forth on Schedule 2.5(b)(ii) will become the officers of the Surviving Company, in each case, each to hold office in accordance with the Governing Documents of the Buyer and Surviving Company, respectively. The Surviving Company shall be manager-managed, and in connection with the LLCA Amendment and Restatement, the Buyer shall be admitted as a member and the manager of the Company pursuant to the terms of the Company A&R LLCA.

ARTICLE III

CONVERSION OF SECURITIES; CONTRIBUTION; MERGER CONSIDERATION;
CLOSING DELIVERIES

Section 3.1           Conversion of Securities; Contribution.

(a)               The Blocker Merger.

(i)                 Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any Party, each limited liability company interest of Blocker Merger Sub that is issued and outstanding immediately prior to the Blocker Effective Time shall cease to be outstanding and shall be converted into one validly issued limited liability company unit of the Surviving Blocker, and shall constitute the total amount of issued and outstanding limited liability company interests of the Surviving Blocker as of immediately following the Blocker Effective Time. After the Blocker Merger, the Buyer shall own all of the issued and outstanding limited liability company interests of the Surviving Blocker (such limited liability company interests, the “Surviving Blocker Interests”).

(ii)              Blocker Units. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any Party, the Blocker Units that are issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon each Blocker Owner’s execution of a Letter of Transmittal, shall be converted into the right to receive (and upon conversion pursuant to this Section 3.1(a)(ii) shall have no further rights with respect thereto) in the aggregate with respect to the Blocker Units, the Blocker Owner Merger Consideration in respect of such Blocker Owner’s Blocker Units.

(b)               The Buyer Merger. At the Buyer Effective Time, by virtue of the Buyer Merger and without any action on the part of any Party, each Surviving Blocker Interest that is issued and outstanding immediately prior to the Buyer Effective Time shall be cancelled, shall cease to exist and shall no longer be outstanding. In connection with the Buyer Mergers, the Buyer shall, in accordance Section 2.3(b), directly own all of the Company Units held by the Surviving Blocker immediately prior to the Buyer Effective Time.

(c)               The Company Merger.

(i)                 Company Merger Sub Interests. At the Company Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all of the Company Merger Sub Interests shall, at the Company Effective Time, be cancelled for no consideration, shall cease to exist and shall no longer be outstanding.

(ii)              Company Units. At the Company Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Units that are issued and outstanding immediately prior to the Company Effective Time (other than Cancelled Equity Interests) shall, at the Company Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon the execution of a Letter of Transmittal by each Company Unitholder, such Company Units shall be converted into the right to receive (and upon such conversion pursuant to this Section 3.1(c)(ii) shall have no further rights with respect thereto including, for the avoidance of doubt, any right to unpaid tax distributions):

(A)             With respect to any Company Units held by a Company Unitholder other than the Buyer, in the aggregate with respect to the Company Units held by such Company Unitholder, the Company Unitholder Merger Consideration in respect of such Company Unitholder’s Company Units; and

(B)              With respect to any Company Units held by the Buyer, the Pro Forma Buyer Common Units, minus the Contribution Common Units.

(d)               Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any Blocker Units or other Blocker Equity Interests held in the treasury of the Blocker or owned by the Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Company Effective Time, any Company Units or other Company Equity Interests held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Company Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such Blocker Units, other Blocker Equity Interests, Company Units or other Company Equity Interests contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

(e)               Company LLCA Amendment and Restatement. In connection with the Company Merger, the Company A&R LLCA shall be amended and restated as set forth in the Company A&R LLCA to, among other things, reflect the Company Merger, including the conversion of Company Units set forth in Section 3.1(c) (the “LLCA Amendment and Restatement”). For the avoidance of doubt, the Company A&R LLCA shall reflect (i) that the Buyer holds a number of Pro Forma Buyer Common Units equal to the number of shares of Pro Forma Buyer Class A Common Stock and (ii) that the Company Unitholders hold Pro Forma Unitholder Common Units and Pro Forma Unitholder Earnout Common Units and that no other Company Equity Interests are outstanding.

Section 3.2           Merger Consideration.

(a)               The aggregate consideration payable with respect to the Mergers taken together, shall consist of (i) the Aggregate Blocker Owner Merger Consideration, plus (ii) the Aggregate Company Unitholder Merger Consideration. It is the intent of the Parties that (w) the number of shares of Buyer Class A Common Stock issuable to the Blocker Owners pursuant to the Blocker Merger, plus the number of Common Units issuable to the Company Unitholders pursuant to the Company Merger shall be equal (without giving effect to the payment of cash in lieu of fractional shares or units) to the number of shares equal to (i) the Merger Consideration, divided by (ii) the Reference Price, (x) the number of shares of Blocker Owner Earnout Shares issuable to the Blocker Owners pursuant to the Blocker Merger, plus the number of Earnout Common Units issuable to the Company Unitholders pursuant to the Company Merger shall be equal to (without giving effect to the payment of cash in lieu of fractional shares or units) the Aggregate Earnout Shares Number, (y) the number of shares of Buyer Class B Voting Stock issuable to Company Unitholders pursuant to the Company Merger shall be equal to the number of Common Units held by the Company Unitholders following the Company Merger, and (z) the number of Earnout Voting Shares issuable to the Company Unitholders pursuant to the Company Merger shall be equal to the number of Earnout Common Units held by the Company Unitholders following the Company Merger.

(b)               Payment of the Blocker Owner Merger Consideration and the Company Unitholder Merger Consideration. At the Company Effective Time, the Buyer shall cause the Transfer Agent to provide to each Blocker Owner and each Company Unitholder immediately prior to the Company Effective Time, evidence of book-entry shares representing the number of whole shares of Buyer Class A Common Stock and Buyer Class B Voting Stock to which such Blocker Owner or such Company Unitholder is entitled, as applicable, pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii), respectively. It is expressly understood and agreed that the delivery of the shares of Buyer Class A Common Stock and Buyer Class B Voting Stock pursuant to this Section 3.2(b) shall be in full satisfaction of the Buyer’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, the Buyer and its Affiliates shall have no liability to the Equityholder Representative or any Company Equityholder or any other Person for any amounts in respect of the same.

(c)               Buyer Contribution. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Company Effective Time:

(i)                 The Buyer shall contribute to the Surviving Company, as a capital contribution in exchange for a portion of the Pro Forma Buyer Common Units (such portion of the Pro Forma Buyer Common Units to be issued in exchange for such capital contribution, the “Contribution Common Units”), the Available Closing Date Cash (the “Buyer Contribution Amount”); and

(ii)              The Surviving Company shall pay or cause to be paid, out of the Buyer Contribution Amount, the Transaction Expenses to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date.

Section 3.3           Exchange Procedures for Blocker Owners and Company Unitholders.

(a)               Payment Procedures. Prior to the Closing, the Blocker and the Company shall mail or otherwise deliver, or shall cause the Transfer Agent to mail or otherwise deliver a Letter of Transmittal, together with any notices required pursuant to the DLLCA, to (i) each Blocker Owner entitled to receive such Blocker Owner’s Blocker Owner Merger Consideration pursuant to Section 3.1(a)(ii) and (ii) each Company Unitholder entitled to receive such Company Unitholder’s Company Unitholder Merger Consideration pursuant to Section 3.1(c)(ii). Subject to the satisfaction of the conditions in ARTICLE XI, in the event that at least one (1) Business Day prior to the Closing Date, (A) a Blocker Owner or (B) a Company Unitholder does not deliver to the Transfer Agent a duly executed and completed Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided, that such Blocker Owner or Company Unitholder, as the case may be, shall not be entitled to receive its Blocker Owner Merger Consideration or Company Unitholder Merger Consideration, as applicable, until such Person delivers a duly executed and completed Letter of Transmittal to the Transfer Agent. Upon delivery of such duly executed Letter of Transmittal by such Blocker Owner or Company Unitholder to the Transfer Agent, such Blocker Owner or Company Unitholder shall be entitled to receive, subject to the terms and conditions hereof, such Blocker Owner’s Blocker Owner Merger Consideration or such Company Unitholder’s Company Unitholder Merger Consideration, as applicable, referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 3.3(a), each Blocker Unit and each Company Unit shall be deemed at all times after the Company Effective Time to represent only the right to receive upon such surrender the Blocker Owner Merger Consideration and the Company Unitholder Consideration to which such Blocker Unit or Company Unit is entitled pursuant to this ARTICLE III.

(b)               Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of Buyer Class A Common Stock, Buyer Class B Voting Stock, Common Units, Blocker Owner Earnout Shares, Earnout Voting Shares or Earnout Common Units shall be issued in exchange for Blocker Units or Company Units. In lieu of the issuance of any such fractional share, the Buyer shall pay to each former holder of Blocker Units or Company Units who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Class A Common Stock, Buyer Class B Voting Stock, Common Units, Blocker Owner Earnout Shares, Earnout Voting Shares or Earnout Common Units which such holder would otherwise be entitled to receive pursuant to this ARTICLE III.

Section 3.4           Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)               to each Company Unitholder, the Common Units and the Earnout Common Units issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Company Merger as provided in Section 3.1(c)(ii), which Common Units shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the Company A&R LLCA;

(b)               to the Buyer, the Pro Forma Buyer Common Units (for the avoidance of doubt including Contribution Common Units) issuable in respect of the Company Units held by the Buyer pursuant to the Company Merger as provided in Section 3.1(c)(ii);

(c)               to the Buyer, duly executed counterparts of the Investor Rights Agreement, executed by each Company Unitholder;

(d)               to the Buyer, duly executed counterparts of the Company A&R LLCA, executed by the Company and by each Company Unitholder;

(e)               to the Buyer, duly executed counterparts of the Tax Receivable Agreement, executed by the Company and by each Company Unitholder;

(f)                to the Buyer, a copy of the Company Certificate of Merger, as filed with the Delaware Secretary of State, together with certification from the Delaware Secretary of State evidencing that the same has been filed with the Delaware Secretary of State;

(g)               to the Buyer, (i) a properly completed IRS Form W-9, duly executed by each Company Unitholder and (ii) a certificate, duly executed and acknowledged by the Company, certifying that fifty percent (50%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(h)               to the Buyer evidence of the termination of the Advisory Services Agreement; and

(i)                 to the Buyer, a duly executed Blocker and Company Bring-Down Certificate from an authorized Person of the Company.

Section 3.5           Blocker Closing Deliveries. At the Closing, the Blocker shall deliver, or shall cause to be delivered, the following:

(a)               to the Buyer, duly executed counterparts of the Investor Rights Agreement, executed by each Blocker Owner;

(b)               to the Buyer, duly executed counterparts of the Tax Receivable Agreements, executed by each Blocker Owner;

(c)               to the Buyer, a certificate, duly executed and acknowledged by the Blocker, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, certifying that the Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

(d)               to the Buyer, a duly executed Blocker and Company Bring-Down Certificate from an authorized Person of the Blocker.

Section 3.6           Buyer Deliveries. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a)               pursuant to each Letter of Transmittal duly executed by the Blocker Owner to which such Letter of Transmittal was delivered pursuant hereto, to each such Blocker Owner, such Blocker Owner’s Blocker Owner Merger Consideration (with the shares of Buyer Class A Common Stock and Blocker Owner Earnout Shares issuable to such Blocker Owner in respect of such Blocker Owner’s Blocker Owner Merger Consideration being delivered in book-entry form and not certificated);

(b)               pursuant to each Letter of Transmittal duly executed by the Company Unitholder to which such Letter of Transmittal was delivered pursuant hereto, to each such Company Unitholder, such Company Unitholder’s Company Unitholder Merger Consideration, other than the Common Units and the Earnout Common Units to be delivered by the Company pursuant to Section 3.4(a) (with the shares of Buyer Class B Voting Stock and the Earnout Voting Shares issuable to such Company Unitholder as part of such Company Unitholder’s Company Unitholder Merger Consideration being delivered in book-entry form and not certificated);

(c)               to the Company and the Equityholder Representative, a duly executed counterpart to each of (i) the Company A&R LLCA, (ii) the Tax Receivable Agreement, (iii) the Investor Rights Agreement;

(d)               to the Company, a duly executed Bring-Down Certificate from an authorized Person of the Buyer; and

(e)               to the Company and the Blocker, a copy of the Blocker Certificate of Merger and the Buyer Certificate of Merger, as filed with the Delaware Secretary of State, together with certification from the Delaware Secretary of State evidencing that the same has been filed with the Delaware Secretary of State.

Section 3.7           Earnout.

(a)               Earnout Shares and Earnout Company Units. Upon the Closing, on the Closing Date, the Earnout Shares and Earnout Common Units will be subject to restrictions on transfer and voting, as more fully described in Section 3.7(b)(iv), and subject to forfeiture in the event such Earnout Shares and Earnout Common Units are not earned in accordance with Section 3.7(c).

(b)               Procedures Applicable to the Earnout of the Earnout Shares and Earnout Common Units.

(i)                 At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in Section 3.7(b)(i)(A), on the book entries representing the Earnout Shares, and (y) the Company shall place the restrictive legends, in substantially the form set forth in Section 3.7(b)(i)(B), on the book entries representing the Earnout Common Units:

(A)             “THESE SECURITIES ARE SUBJECT TO THE VOTING AND TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED JUNE 16, 2021 (THE “COMBINATION AGREEMENT”), BY AND AMONG ROTH CH ACQUISITION III CO., BCP QUALTEK HOLDCO, LLC AND CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(B)              “THESE SECURITIES ARE SUBJECT TO THE VOTING AND TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED JUNE 16, 2021 (THE “COMBINATION AGREEMENT”), BY AND AMONG ROTH CH ACQUISITION III CO., BCP QUALTEK HOLDCO, LLC AND CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii)              Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Buyer or the Company becomes aware of the occurrence of such Triggering Event or receives written notice of a Triggering Event from the Equityholder Representative, the Equityholder Representative shall prepare and deliver, or cause to be prepared and delivered, a written notice to the Buyer and the Company (each, an “Earnout Notice“), which Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Earnout Shares and Earnout Common Units becoming earned and the number of Earnout Shares and Earnout Common Units that are so earned.

(iii)            Promptly following the date of an Earnout Notice, the Buyer (with respect to the Earnout Shares that are so determined to have been earned) and the Company (with respect to the Earnout Common Units that are finally determined to have been earned) shall cause the restrictive legends set forth in Section 3.7(b)(i) to be removed from the book entries representing such Earnout Shares and Earnout Common Units, as applicable.

(iv)             Subject to the terms of the Investor Rights Agreement and the Company A&R LLCA, as applicable, the holders of the Earnout Shares and Earnout Common Units shall not (A) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Shares or Earnout Common Units or (B) vote any Earnout Shares or Earnout Common Units, in each case until the date on which the relevant Triggering Events have been satisfied as described in Section 3.7(c) (the restrictions in the foregoing clauses (A) and (B), the “Earnout Restrictions”), and thereafter, such Earnout Shares and Earnout Company Units shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Second A&R Buyer Certificate of Incorporation, the A&R Buyer Bylaws and the Company A&R LLCA.

(v)               For the avoidance of doubt, no additional shares of Buyer Capital Stock or Company Units will be subject to the Earnout Restrictions in this Section 3.7, and upon the earlier of (i) all of the Earnout Shares and Earnout Common Units becoming earned in accordance with this Section 3.7, or (ii) the final determination that no un-earned Earnout Shares and the Earnout Common Units will become earned, the provisions of this Section 3.7 shall no longer have any force or effect, provided that, for the avoidance of doubt, the Earnout Shares and Earnout Common Units will continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Second A&R Buyer Certificate of Incorporation, the A&R Buyer Bylaws and the Company A&R LLCA as provided in Section 3.7(b)(iv). Notwithstanding the foregoing, any Earnout Shares and Earnout Common Units that are not earned in accordance with the terms of Section 3.7 as of the end of the day on the fifth anniversary of the Closing Date shall thereafter be forfeited to the Buyer, with respect to the Earnout Shares, and the Company, with respect to the Earnout Common Units, and cancelled and retired and no Person shall have any rights with respect thereto.

(c)               Triggering Events. The Earnout Shares and the Earnout Common Units shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i)                 if, at any time during the five (5) years following the Closing (the “Earnout Period”), the Buyer Class A Common Stock Price is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period following the Closing, fifty percent (50%) of each of the Earnout Shares and the Earnout Common Units shall be earned and no longer subject to the Earnout Restrictions; and

(ii)              if at any time during the Earnout Period, the Buyer Class A Common Stock Price is greater than or equal to $18.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period following the Closing, one hundred percent (100%) of each of the Earnout Shares and the Earnout Common Units, to the extent not previously earned, shall be earned and no longer subject to the Earnout Restrictions.

(d)               Company Sale. In the event that there is a Company Sale after the Closing and during the Earnout Period that will result in the holders of Buyer Class A Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share set forth in Section 3.7(c)(i) or Section 3.7(c)(ii), then immediately prior to the consummation of the Company Sale any such earning of Earnout Shares and Earnout Common Units set forth therein that has not previously occurred shall be deemed to have occurred and the holders of such Earnout Shares and Earnout Common Units shall be eligible to participate in such Company Sale.

Section 3.8           Withholding and Wage Payments.

(a)               The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, Buyer will (or will cause the Transfer Agent to) prior to any deduction or withholding (i) notify the Equityholder Representative of any anticipated withholding, (ii) consult with the Equityholder Representative in good faith to determine whether such deduction and withholding is required under applicable Law and (iii) reasonably cooperate with the Equityholder Representative to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b)               Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows:

Section 4.1           Organization; Authority; Enforceability.

(a)               The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Material Adverse Effect.

(b)               Except as set forth on Schedule 4.1(b), each Group Company has all the requisite limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted in all material respects.

(c)               Except as set forth on Schedule 4.1(c), each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)               No Group Company is in material violation of any of its Governing Documents. No Group Company is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e)               The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to receiving the Company Written Consent. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2           Non-contravention. Except as set forth on Schedule 4.2, and subject to the receipt of the Company Written Consent, the filing of the Company Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Section 6.2 and in Section 6.11, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by a Group Company will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group Company; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 4.3           Capitalization.

(a)               Schedule 4.3(a)(i) sets forth the issued and outstanding Company Equity Interests (including the number and class or series (as applicable) of Equity Interests) and the record and beneficial ownership thereof as of the date hereof. The Equity Interests set forth on Schedule 4.3(a)(i) comprise all of the limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements (including the Pre-Closing Reorganization). Schedule 4.3(a)(ii) sets forth the issued and outstanding Company Equity Interests (including the number and class or series (as applicable) of Equity Interests) and the record and beneficial ownership thereof as of the Effective Date and assuming the consummation of, and after giving effect to, the Pre-Closing Reorganization.

(b)               Except as set forth on Schedule 4.3(b) or for this Agreement or the Company LLCA:

(i)                 there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)              the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or the Equity Interests of another Person;

(iii)            the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)             there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and

(v)               the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c)               All of the Company Equity Interests have been duly authorized and validly issued.

(d)               Schedule 4.3(d) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company. Except as set forth on Schedule 4.3(d), all of the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights and restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any Equity Interests of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 4.4           Financial Statements; No Undisclosed Liabilities.

(a)               Attached to Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)                 the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii)              the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date (the “Unaudited Balance Sheet“) and the related unaudited consolidated statements of comprehensive loss and cash flows for the fiscal quarter then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)               Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material, individually or in the aggregate).

(c)               The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)               The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record and report financial information.

(e)               Except as set forth on Schedule 4.4(e), no Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities adequately reserved against in the Financial Statements; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement and the Ancillary Agreements.

(f)                Except as will be disclosed in the Proxy Statement, no Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 4.5           No Material Adverse Effect. Since the Latest Balance Sheet Date, through the Effective Date, there has been no Material Adverse Effect.

Section 4.6           Absence of Certain Developments. Except as set forth on Schedule 4.6, since the Latest Balance Sheet Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date, require the Buyer’s consent in accordance with Section 7.1.

Section 4.7           Real Property.

(a)               Schedule 4.7(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Group Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except Permitted Liens; (ii) except as set forth on Schedule 4.7(a), the applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the operation of the business of such Group Company.

(b)               Schedule 4.7(b) sets forth a true, correct and complete list of all Leases with annual rental payments of over two hundred fifty thousand dollars $250,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). Except as set forth on Schedule 4.7(b), with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (ii) such Material Lease is legal, valid, binding, enforceable against the applicable Group Company and is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been materially disturbed and, to the Knowledge of the Company, there are no material disputes with respect to such Material Lease; (iv) no Group Company is currently in default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a default by the Group Company under any Material Lease; (v) to the Knowledge of the Group Company, no event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Material Lease; (vi) no Person other than a Group Company has the right to occupy or use any portion of Leased Real Property under a Material Lease (other than any portion of any such Leased Real Property that has been subleased); and (vii) all required deposits and additional rents due to date regarding each Material Lease have been paid in full. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases.

Section 4.8           Tax Matters.

(a)               Except as set forth on Schedule 4.8(a), all income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects. Each Group Company has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

(b)               No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return or pay Taxes that such Group Company is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(c)               Except as set forth in Schedule 4.8(c), there is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d)               No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(e)               No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)                The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 4.8(f).

(g)               No Group Company will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) a “closing agreement” under Code Section 7121 entered into on or prior to the Closing Date; or (vi) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(h)               There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(i)                 No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, by contract, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)                 The unpaid Taxes of the Group Companies (i) did not, as of the Latest Balance Sheet Date, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns.

(k)               No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years.

Section 4.9           Contracts.

(a)               Except as set forth on Schedule 4.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any of the following Contracts (other than any Leases):

(i)                 collective bargaining agreement with any labor union (each a “CBA”);

(ii)              written Contract for the employment of any employee providing for an annual base compensation in excess of one hundred fifty thousand dollars ($150,000) (other than “at-will” Contracts that may be terminated upon ninety (90) days’ or less notice without the payment of severance, other than notice periods, severance or termination payments required by Law);

(iii)            Contract or group of related Contracts under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in amount in excess of five hundred thousand dollars ($500,000);

(iv)             any material Contract pursuant to which any Intellectual Property owned by any Group Company is licensed to any third party, or any Intellectual Property owned by any third party is licensed to any Group Company (in each case, excluding any non-exclusive licenses granted in the ordinary course of business and any licenses of commercially available software);

(v)               Contract or group of related Contracts requiring aggregate payments to or from any Group Company (on an individual company basis and not on an aggregate basis) in excess of two million dollars ($2,000,000) in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less or can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vi)             Contract with respect to a material joint venture, material partnership, material strategic alliance or similar Contract, except for any such Contract entered into in the Ordinary Course of Business or the Governing Documents of any Group Company;

(vii)          Contract that restricts any Group Company from engaging or competing in any line of business or business activity in any jurisdiction;

(viii)        Contract that binds any Group Company to any of the following restrictions or terms: (x) a “most favored nation” or similar provision with respect to any Person; (y) “minimum purchase” requirement in excess of two hundred fifty thousand dollars ($250,000) annually; or (z) rights of first refusal or first offer (other than those related to real property Leases), in each case, in favor of any third party;

(ix)             Contract or group of related Contracts under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed five hundred thousand dollars ($500,000);

(x)               Contract or group of related Contracts under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed two hundred fifty thousand dollars ($250,000);

(xi)             Contract that relates to any completed disposition or acquisition by any Group Company since the Lookback Date of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, other than purchases or sales of inventory in the Ordinary Course of Business;

(xii)          Contract involving the payment of any earn-out or similar contingent payment on or after the date hereof;

(xiii)        Contract (except for employment relationships and compensation benefits) between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand, or any Contract with respect to any other Affiliated Transaction; and

(xiv)         any Contract with a Material Customer or Material Supplier.

(b)               Except as specifically disclosed on Schedule 4.9(b), each Contract listed on Schedule 4.9(a) (each, a “Material Contract”) is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company, any other party to any such Material Contract, is in breach thereof or default thereunder that would be material to any Group Company that is a party to such Material Contract. During the last twelve (12) months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) that would be material to any Group Company that is a party to such Material Contract. During the last twelve (12) months, no Group Company has received written, or, to the Knowledge of the Company, oral, notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract. The Company has made available to the Buyer a true, complete and correct copy of each Material Contract.

(c)               Schedule 4.9(c) sets forth a complete and accurate list of the names of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the twelve (12) months ended December 31, 2020 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such twelve (12) month period then ended. Since December 31, 2020, (x) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Customer.

(d)               Schedule 4.9(d) sets forth a complete and accurate list of the names of the ten (10) largest suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the twelve (12) months ended December 31, 2020 (each, “Material Supplier”) and the amount paid by the Group Companies during such twelve (12) month period then ended. Since December 31, 2020, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10       Intellectual Property.

(a)               Except as set forth on Schedule 4.10(a), to the Knowledge of the Company, the sale of the former and current products, and services and other operation of the business of the Group Companies have not since the Lookback Date infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person in any material respect, and no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property.

(b)               Each Group Company owns, or has a valid right to use, all Intellectual Property that is used in and material to the business of such Group Company as currently conducted. Schedule 4.10(b) identifies each issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company, each unregistered trademark used in and material to the business of a Group Company as currently conducted, and each social media account used in and material to the business of a Group Company as currently conducted. All the Intellectual Property required to be disclosed in Schedule 4.10(b) that is registered or issued is, to the Knowledge of the Company, valid and enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property owned by such Group Company, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings required, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled or become abandoned.

(c)               Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other material confidential information owned by such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority or as otherwise required by any other Governmental Entity, no such material trade secret or other material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such material trade secrets or other material confidential information by such Person. No current or former founder, employee, contractor or consultant of any Group Company has any right, title or interest, in whole or in part, in any material Owned Intellectual Property that is used in and material to the business of such Group Company as currently conducted. Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation by law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d)               The IT Assets are materially sufficient for the purposes for which such IT Assets are used in current business operations of the Group Companies. There has not been any material malfunction with respect to any of the IT Assets that has not been remedied or replaced in all material respects. The Group Companies have in place disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material confidential data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts to which a Group Company is a party that are used in and material to the businesses of the Group Companies as currently conducted, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(e)               Each item of Intellectual Property owned, or material Intellectual Property in-licensed from a third party, by the Group Companies prior to the Closing will, with no further action necessary, be owned or available for use by the Group Companies immediately following the Closing on substantially identical terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Material Adverse Effect. The Group Companies have received no notice of and are not aware of any material circumstances including, without limitation, the execution of this Agreement, which would enable any third party to terminate any of the Group Companies’ agreements or arrangements relating to the IT Assets (including maintenance and support).

(f)                Except as set forth on Schedule 4.10(f), the Group Companies have not used any third party software or work that is subject to an open source license (including the GNU Public License) or any “copyleft” restrictions the terms of which impose any material restrictions on the Group Companies’ use of any Software, or which in any way limit the Group Companies’ ownership of and freedom to act regarding any Intellectual Property associated with such Software or work that the Group Companies have developed using or incorporating such third-party software or work. To the Knowledge of the Company, there has been no material violation of such program by any person or entity. The Source Code relating to the Owned Intellectual Property (i) has at all times been maintained in confidence, and (ii) has been disclosed by the Group Companies only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties to the Group Companies. Without limiting the foregoing, the Group Companies have promulgated and used best efforts to enforce trade secret protection programs of reasonable scope.

(g)               Except as set forth on Schedule 4.10(g), to the Knowledge of the Company, the Group Companies have not experienced any Security Breaches or material Security Incidents since the Lookback Date and none of the Group Companies is aware of any written or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. Since the Lookback Date, none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any self-regulatory authority or other Governmental Entity) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Except as set forth on Schedule 4.10(g), since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or other suspected unauthorized access to or use of any IT Asset, Personal Information, material trade secrets or other material confidential information included in the Owned Intellectual Property.

(h)               Except as would not have a Material Adverse Effect, since the Lookback Date, the Group Companies have been, and are, in compliance in all material respects with all applicable Privacy and Security Requirements applicable to the conduct of the Group Companies. The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and Business Data that is subject to Processing by or on behalf of the Group Companies in connection with the use or operation of its products, services and business, in the manner such Personal Information and Business Data is accessed and used by the Group Companies as currently conducted. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy and Security Requirements in any material respect or result in or give rise to any right of termination or adversely limit the Group Companies’ right to own or process any Personal Information in any material respect that is used in, and necessary for the conduct of the business of the Group Companies as currently conducted.

(i)                 The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to seek to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, and designed to seek to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 4.11       Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement, this clause (a) shall solely refer to the time of such subsequent revision), (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders, or (c) the time of the Buyer Shareholder Meeting, in each case, subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings or mailings; provided that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Buyer or its Affiliates for inclusion therein, and, subject, in each case, to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings or mailings.

Section 4.12       Litigation. Except as set forth on Schedule 4.12, since the Lookback Date, there have not been, and there are no, Proceedings or Orders pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity or, to the Knowledge of the Company, any director, officer or employee of any Group Company in his or her capacity as such that would, individually or in the aggregate, be material to any Group Company.

Section 4.13       Brokerage. Except as set forth on Schedule 4.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates, to pay any finder’s fee, brokerage or agent’s commission or other similar payment.

Section 4.14       Labor Matters.

(a)               Other than as set forth in Schedule 4.14(a), no Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union with respect to their employment with the Group Companies. To the Knowledge of the Company, there are, and since the Lookback Date there have been, no ongoing union organizing activities with respect to employees of any Group Company and no such activities are threatened in writing. There are, and since the Lookback Date there have been, no material unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, material labor arbitrations, or other material labor disputes arising under a CBA pending against any Group Company nor, to the Knowledge of the Company, are any such disputes threatened in writing.

(b)               Except as set forth in Schedule 4.14(b), the Group Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, equal opportunity, employment harassment, discrimination, retaliation, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), disability rights or benefits, maternity or parental leave benefits, accessibility and job accommodations, pay equity, workers’ compensation, affirmative action, COVID-19 precautions for workers, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act) and employee trainings and notices.

(c)               (i) No senior executive with annualized base compensation at or above three hundred thousand dollars ($300,000) of any Group Company has informed any Group Company of any present intention to terminate his or her relationship with any Group Company and (ii) to the Knowledge of the Company, no such senior executive has any plans to terminate employment with or services for any Group Company.

(d)               To the Knowledge of the Company, no employee or individual independent contractor of any Group Company is, with respect to his or her employment by or relationship with any Group Company, in material breach, or alleged by any third-party to be in material breach, of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies.

(e)               To the Knowledge of the Company, no current director or officer of the Group Companies has been the subject of a sexual harassment complaint made by an employee of the Group Companies.

(f)                Schedule 4.14(f) lists the name of each Person currently employed each Group Company, and each such Person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), bonus, leave status and accrued vacation and paid-time-off.

(g)               Schedule 4.14(g) lists the name of each Person currently engaged by each Group Company as a consultant or an independent contractor (other than construction subcontractors) pursuant to a written consulting or independent contractor Contract requiring annual compensation at or above three hundred thousand dollars $300,000, such Person’s principal location of engagement, date of retention, and the compensation arrangement for the Person.

(h)               In the past three (3) years prior, no Group Company has implemented any plant closing, mass layoff or similar event that has triggered the notification requirement of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. or any similar state, local or foreign Law.

Section 4.15       Employee Benefit Plans.

(a)               Schedule 4.15(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) the most recent results of any required compliance testing.

(b)               Except as set forth on Schedule 4.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree or post-employment health or life insurance to any Person other than as required under Section 4980B of the Code or any similar state Law, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any material Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any material Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, material Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)               Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than claims for benefits) pending or, to the Knowledge of the Company, threatened in writing, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan and except as would not reasonably be expected to result in a material Liability to any of the Group Companies, all contributions, distributions, reimbursements and premium payments that are due have been made in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)               Except as set forth on Schedule 4.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event will, directly or indirectly, result in (i) any increase in the amount of benefits or compensation due under any Company Employee Benefit Plan, or (ii) the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under any Company Employee Benefit Plan.

(e)               No Company Employee Benefit Plan requires any of the Group Companies to gross up or otherwise indemnify any Person for any Tax or related interest or penalties incurred by such Person under Sections 409A or 4999 of the Code.

(f)                Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

Section 4.16       Insurance. Schedule 4.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies“) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect and no written notice or, to the Knowledge of the Company, oral notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Since the Lookback Date, there have been no claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy. Except as set forth on Schedule 4.16, the consummation of the transactions contemplated hereby will not result in any termination, cancellation or modification in any Insurance Policy.

Section 4.17       Compliance with Laws; Permits.

(a)               Except as set forth on Schedule 4.17(a), (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written notice from any Governmental Entity or any other Person alleging a material violation of or material noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b)               Except as set forth on Schedule 4.17(b), each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted, including, without limitation, all material governmental permits issued or granted to it by any locality including franchises, ordinances and other agreements (collectively, “Permits”) and is in compliance in all material respects with all terms and conditions of such Permits. Except as set forth on Schedule 4.17(b), all of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.17(b), no Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 4.18       Environmental Matters. Except as set forth in Schedule 4.18, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has since the Lookback Date timely obtained and maintained, and is, and, since the Lookback Date, has been, in compliance in all material respects with, all material Permits required by Environmental Laws (collectively, the “Environmental Permits“); (c) no Group Company has received any written notice or, to the Knowledge of the Company, oral notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company (i) has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or (ii), exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, so as would reasonably be expected to result in material Liability to any of the Group Companies under Environmental Laws; (e) no material consent, material approval or material authorization of or material registration or material filing with any Governmental Entity is required by Environmental Laws (including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.) or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (f) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Company has made true, complete and correct copies of all environmental studies and audits conducted in relation to any facilities conducted since the Lookback Date available to the Buyer.

Section 4.19       Affiliate Transactions. Except for (a) employment relationships and compensation benefits applicable to employees of the Group Companies generally in the Ordinary Course of Business on arms’ length terms or (b) as disclosed on Schedule 4.19(a), (i) there are no Contracts (except for the Governing Documents and subscription agreements for equity interests of the Company) between any of the Group Companies, on the one hand, and any Interested Party (other than another Group Company) on the other hand and (ii) no Interested Party (w) owes any amount to any Group Company, (x) is owed any amount by any Group Company, (y) owns any material property or right, tangible or intangible, that is used by any Group Company or (z) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord of any Group Company (other than in connection with ownership of less than three percent (3%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (a) and (b), “Affiliated Transactions”). Except for as disclosed on Schedule 4.19(b), no current or former Affiliate of a Group Company (in each case, other than another Group Company) or Interested Party is a guarantor or is otherwise liable for any Liability (including Indebtedness) of a Group Company.

Section 4.20       Trade & Anti-Corruption Compliance.

(a)               Neither the Group Companies nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third-party representative acting on behalf of the Group Companies, is or has been since the Lookback Date: (i) a Sanctioned Person; (ii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in any such case in violation of applicable Sanctions in connection with the business of the Company; or (iii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations in material violation of any applicable Ex-Im Laws in connection with the business of the Company.

(b)               Since the Lookback Date, in connection with or relating to the business of the Company, neither the Group Companies nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third-party representative acting on behalf of the Group Companies has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in material violation of applicable Anti-Corruption Laws.

(c)               As of the Effective Date, there are no, and since the Lookback Date there have been no Proceedings or Orders alleging any violations of Anti-Corruption Laws or Ex-Im Laws by or on behalf of any Group Company.

Section 4.21       Pre-PIPE Investments. The Company has delivered to the Buyer true, correct and complete copies of each of the NPAs and the Pre-PIPE Notes entered into by the Company with the Pre-PIPE Investors. The Pre-PIPE Notes have been issued and have not been terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by the Buyer. Each Pre-PIPE Note is a legal, valid and binding obligation of the Company. The Buyer is entitled to the provisions of the Pre-PIPE Note as set forth therein. There are no other agreements, side letters, or arrangements between the Company and any Pre-PIPE Investor relating to any Pre-PIPE Notes, and, as of the Effective Date, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in a breach of or a default of any of the Pre-PIPE Notes that would be material to the Company.

Section 4.22       No Other Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSORS, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT AND EXPRESSLY MADE BY THE BLOCKER IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, (A) NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, THE SPONSORS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSORS, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING THE COMPANY UNITHOLDERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Disclosure Schedules, the Blocker represents and warrants to the Buyer Parties as follows:

Section 5.1           Organization; Authority; Enforceability.

(a)               The Blocker is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)               The Blocker has all the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted in all material respects.

(c)               The Blocker is not in material violation of any of its Governing Documents. The Blocker is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(d)               The Blocker has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Blocker Merger, to receiving the Blocker Written Consent. The execution and delivery of this Agreement and the Ancillary Agreements to which the Blocker will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company actions. This Agreement has been (and each of the Ancillary Agreements to which the Blocker will be a party will be) duly executed and delivered by the Blocker and constitutes a valid, legal and binding agreement of the Blocker, enforceable against the Blocker in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2           Non-contravention. Except as set forth on Schedule 5.2, and subject to the receipt of the Blocker Written Consent, the filing of the Blocker Certificate of Merger and the filings pursuant to Section 8.8 and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Section 6.2 and Section 6.11, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by the Blocker will (a) conflict with or result in any breach of any provision of the Governing Documents of the Blocker; (b) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract or material lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Blocker; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to the Blocker, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Blocker or materially affect the Blocker’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which the Blocker is a party or to consummate the transactions contemplated hereby or thereby.

Section 5.3           Capitalization. The issued and outstanding Blocker Equity Interests and the owners thereof are set forth on Schedule 5.4(b). All outstanding Blocker Equity Interests have been validly issued and are not subject to preemptive rights or any other Liens (other than Securities Liens). Other than the Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from the Blocker any Equity Interests in the Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in the Blocker. Other than the Blocker’s Governing Documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which the Blocker is a party or by which it is bound relating to the voting of any the Blocker Equity Interests.

Section 5.4           Holding Company; Ownership.

(a)               The Blocker is a holding company and was formed for the sole purpose of investing, directly or indirectly, in Equity Interests of the Company and, except for the Blocker’s ownership of the Equity Interests of the AIV Partnerships prior to the Pre-Closing Reorganization, has never owned, and does not own, any assets except for Equity Interests of the Company, cash and other assets typical of a holding company. Since its formation the Blocker has not engaged in any business activities. Except for Liabilities incident to its formation, and maintenance of its existence, and Liabilities of the Company and the AIV Partnerships for which the Blocker is liable solely as a result of its ownership of Equity Interests in the Company and the AIV Partnerships, the Blocker has not incurred any Liabilities.

(b)               Schedule 5.4(b) sets forth the record and beneficial ownership interest percentage of the Blocker held by each Blocker Owner as of the date hereof. The Blocker is the owner of record of all of the Equity Interests of the AIV Partnerships as of the date hereof (such Equity Interests, the “Blocker Owned AIV Partnership Equity Interests”). The Blocker has, and as of immediately prior to the Closing but prior to the consummation of the Pre-Closing Reorganization, the Blocker will have, good and valid title to the Blocker Owned AIV Partnership Equity Interests, free and clear of all Liens, other than Permitted Liens and Securities Liens.

Section 5.5        Information Supplied. The information supplied or to be supplied by the Blocker for inclusion or incorporation by reference in the Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement, this clause (a) shall solely refer to the time of such subsequent revision), (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Buyer Shareholders, or (c) the time of the Buyer Shareholder Meeting; provided that, no warranty or representation is made by the Blocker with respect to statements made or incorporated by reference therein based on information supplied by the Buyer or its Affiliates for inclusion therein, and, subject, in each case, to the qualifications and limitations set forth in the materials provided by the Blocker or that are included in such filings or mailings.

Section 5.6         Litigation. There are no material Proceedings or Orders pending, or to the Knowledge of the Blocker, threatened against the Blocker at Law or in equity that would, individually or in the aggregate, be material to the Blocker.

Section 5.7        Brokerage. Except as set forth on Schedule 5.7, the Blocker does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Blocker or any of its Affiliates, or the Buyer or any of its Affiliates, to pay any finder’s fee, brokerage or agent’s commission or other similar payment.

Section 5.8         Foreign Status. The Blocker is not a “foreign person” as defined in 31 CFR 800.224.

Section 5.9       Affiliate Transactions. Except as disclosed on Section 5.9 or any unit purchase agreement or similar equity purchase agreement between the Blocker and any of its equityholders, there are no transactions or arrangements (a) between the Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Blocker or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).

Section 5.10       Tax Matters.

(a)        All income and other material Tax Returns required to be filed by or with respect to the Blocker have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to the Blocker are true, complete and correct in all material respects. The Blocker has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Such Blocker has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

(b)        There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Blocker, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to the Blocker. All material deficiencies for Taxes asserted or assessed in writing against the Blocker have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Blocker, no such deficiency has been threatened or proposed against the Blocker.

(c)        The Blocker has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. The Blocker is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(d)        The Blocker is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Section 5.11      No Other Representations or Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSORS, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT AND EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NEITHER THE BLOCKER NOR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, THE SPONSORS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSORS, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY THE BLOCKER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR ANY BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE BLOCKER.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Blocker and the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Disclosure Schedules or the Buyer SEC Documents, the Buyer Parties hereby represent and warrant as follows:

Section 6.1         Organization; Authority; Enforceability.

(a)        Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Each of Company Merger Sub and Blocker Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)        Each Buyer Party have all the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted in all material respects.

(c)         Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d)        A correct and complete copy of the A&R Buyer Certificate of Incorporation, as in effect on the Effective Date, is filed as Exhibit 3.1 to the Form 8-K filed with the SEC on March 8, 2021. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)         Each Buyer Party has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and, subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and constitutes a valid, legal and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 6.2        Non-contravention. Subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders, the filing of the Certificates of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.1(a) and the Blocker’s representations and warranties contained in Section 5.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by a Buyer Party will (a) conflict with or result in any breach of any provision of the Governing Documents of any Buyer Party; (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Buyer Party; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or affect any Buyer Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. The Buyer Required Vote is the only vote of the holders of any class or series of the Buyer capital stock necessary to approve the transactions contemplated by this Agreement and any Ancillary Agreement.

Section 6.3         Capitalization.

(a)        As of the Effective Date, the authorized share capital of the Buyer consists of (i) fifty million (50,000,000) shares of Buyer Common Stock. As of the Effective Date (and for the avoidance of doubt, without giving effect to the conversion of the Pre-PIPE Notes into Buyer Class A Common Stock or Other Pre-PIPE Securities or the PIPE Investment), (A) fourteen million seven hundred eighty-three thousand (14,783,000) shares of Buyer Common Stock are issued and outstanding, and (B) two million nine hundred seventy-seven thousand (2,977,000) warrants are issued and outstanding (the “Buyer Warrants”) entitling the holder thereof to purchase one (1) share of Buyer Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant. As of the Effective Date, all outstanding shares of Buyer Common Stock and Buyer Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except in each case (i) as set forth in the Buyer Governing Documents, the Subscription Agreements, the Founder Shares Agreement or the Buyer SEC Documents and (ii) for shares of Buyer Common Stock, Buyer Warrants and the Buyer Share Redemption, there are no outstanding (x) outstanding Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Buyer or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Buyer to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (z) obligations of the Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 6.3(a) and the Equity Interests the Buyer holds in the Company Merger Sub and the Blocker Merger Sub, the Buyer does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)        Each of the Company Merger Sub and the Blocker Merger Sub is wholly owned by the Buyer, and neither the Company Merger Sub nor the Blocker Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c)         The Buyer Class A Common Stock to be issued to the Blocker Owners pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Blocker Owners with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Second A&R Buyer Certificate of Incorporation, the Investor Rights Agreement and the Company A&R LLCA. The Buyer Class B Voting Stock to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (A) be duly authorized and validly issued, fully paid and nonassessable, (B) be issued in compliance in all material respects with applicable Law, (C) not be issued in breach or violation of any preemptive rights or Contract and (D) be issued to the Company Unitholder with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Second A&R Buyer Certificate of Incorporation, the Investor Rights Agreement and the Company A&R LLCA.

(d)        Other than as set forth on Schedule 6.3(d), the Buyer has no obligations with respect to or under any Indebtedness of the Buyer. Except as disclosed in the Buyer SEC Documents, the Buyer will not have any outstanding long-term indebtedness as of immediately prior to the Closing, except that the Buyer may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”).

Section 6.4         Information Supplied; Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (c) the time of the Buyer Shareholder Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings or mailings). The Proxy Statement will, at the time it is mailed to the Buyer Shareholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 6.5         Litigation. There is no material Proceeding pending or, to the Knowledge of the Buyer, threatened against or affecting any Buyer Party or any of their respective properties or rights.

Section 6.6         Brokerage. Except as set forth on Schedule 6.6, no Buyer Party has incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Buyer Party or any of its Affiliates to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 6.7         Trust Account. As of the Effective Date, the Buyer has at least one hundred fifteen million dollars ($115,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Buyer Shareholders who shall have exercised their rights to participate in the Buyer Share Redemption and (ii) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 6.8         Buyer SEC Documents; Controls.

(a)        Except for Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, the Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents except for the Warrant Accounting Issue. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except for the Warrant Accounting Issue.

(b)        Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein except for the Warrant Accounting Issue.

(c)        Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC filings. As used in this Section 6.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.9       Listing. The issued and outstanding shares of Buyer Common Stock and the Buyer Warrants (the foregoing, collectively and including, from the Closing, the Buyer Class A Common Stock, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that would reasonably be likely to result in the termination of, or is designed to terminate the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities, other than the notice from Nasdaq described in the Buyer’s Form 8-K filed on June 3, 2021.

Section 6.10       Investment Company; Emerging Growth Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940. The Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.11       Business Activities.

(a)        Since its incorporation, other than as described in the Buyer SEC Document, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer or the Group Companies.

(b)        Except for this Agreement and the transactions contemplated hereby, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. The Buyer has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)        The Buyer has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of the Buyer as of the Latest Balance Sheet Date (the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer or the Sponsors, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated hereby.

Section 6.12       Compliance with Laws. The Buyer is, and has been since February 13, 2019, in all material respects with all Laws and Orders applicable to the conduct of the Buyer and the Buyer has not received any written or oral notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders.

Section 6.13      Organization of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, other than entry into this Agreement, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation.

Section 6.14       PIPE Investments. The Buyer has delivered to the Company true, correct and complete copies of each of the Subscription Agreements and the PIPE Registration Rights Agreements entered into by the Buyer with the PIPE Investors. To the Knowledge of the Buyer and assuming the accuracy of the representations and warranties set forth in the Subscription Agreements, with respect to each PIPE Investor, as of the Effective Date, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by the Buyer. Each Subscription Agreement is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer and assuming the accuracy of the representations and warranties set forth in the Subscription Agreements, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between the Buyer and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of any PIPE Investor to contribute to the Buyer the Subscription Amount (as defined in the Subscription Agreements) set forth in such PIPE Investor’s Subscription Agreement, and, as of the Effective Date, to the Knowledge of Buyer, no event has occurred that would reasonably be expected to result in a breach of or a default of any of the Subscription Agreements that would be material or the aggregate amount of all Purchase Prices (as defined in the Subscription Agreements) not being available to the Buyer on the Closing Date. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to the Buyer such PIPE Investor’s Subscription Amount (as defined in the Subscription Agreements) set forth in such PIPE Investor’s the Subscription Agreement on the terms therein. No fees, consideration or other discounts are payable or have been agreed by the Buyer to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.15       Tax Matters.

(a)         All income and other material Tax Returns required to be filed by or with respect each Buyer Party have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each Buyer Party are true, complete and correct in all material respects. Each Buyer Party has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Buyer Party has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

(b)        There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Buyer, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Buyer Party. All material deficiencies for Taxes asserted or assessed in writing against any Buyer Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency has been threatened or proposed against any Buyer Party.

(c)         No Buyer Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Buyer Party is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(d)        The Buyer is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

ARTICLE VII

COVENANTS RELATING TO THE CONDUCT OF THE BLOCKER AND THE GROUP COMPANIES AND THE BUYER

Section 7.1        Interim Operating Covenants of the Blocker and the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with ARTICLE XII and the Closing (such period, the “Pre-Closing Period”):

(a)         the Blocker and the Company shall, and the Company shall cause the other Group Companies to, use commercially reasonable efforts to (i) conduct and operate their business in the Ordinary Course of Business, or (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Blocker or Group Company has a material business relationship in all material respects, except, in each case, (v) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (w) as expressly required hereby; (x) in connection with the consummation of the Pre-Closing Reorganization; (y) during any period of full or partial suspension of operations related to COVID-19, in connection with taking such actions to the extent reasonably necessary to protect the health and safety of a Group Company’s employees and other individuals having business dealings with a Group Company or to respond to third-party supply or service disruptions caused by Pandemic Measures; or (z) as set forth on Schedule 7.1(a);

(b)        the Company shall (i) use the Pre-PIPE Proceeds primarily for general working capital of the Company and the other Group Companies and the funding of any acquisition(s) of all or a part of another Person(s) or assets of such Person(s) (whether by merger, consolidation, contribution, purchase of assets, purchase of securities or other reorganization) by the Company or any Group Company (each, an “Acquisition”), (ii) reasonably consult with the Buyer with respect to entering into or closing any Acquisition, (iii) keep the Buyer reasonably informed of any and all material  developments concerning any Acquisition including, without limitation, notifications of material modifications or proposed modifications to the material terms thereof, and (iv) upon request, provide the Buyer with copies of all definitive transaction documents for any Acquisition, and

(c)         without limiting Section 7.1(a) or 7.1(b), except (v) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (w) as contemplated hereby; (x) in connection with the consummation of the Pre-Closing Reorganization; (y) during any period of full or partial suspension of operations related to COVID-19, in connection with taking such actions to the extent reasonably necessary to protect the health and safety of a Group Company’s employees and other individuals having business dealings with a Group Company or to respond to third-party supply or service disruptions caused by Pandemic Measures; or (z) as set forth on Schedule 7.1(c), the Blocker and the Company shall, and the Company shall cause the other Group Companies not to:

(i)                 amend or otherwise modify any of its Governing Documents;

(ii)              make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, file any amended Tax Return, adopt or change a method of accounting with respect to Taxes, change an accounting period with respect to Taxes, or surrender any right to claim any refund of material Taxes;

(iii)            change its fiscal year or any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(iv)             other than in connection with an Acquisition, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests (provided that, with respect to any such issuance or sale, or authorization to issue or sell, in connection with an Acquisition, the Company will use commercially reasonable efforts to obtain an executed Company Voting and Support Agreement from the applicable seller with respect to such Acquisition);

(v)               declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions that are tax distributions permitted by and in accordance with the Company LLCA;

(vi)             split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(vii)          incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness for borrowed money (other than under the Credit Agreement or the ABL Agreement and Indebtedness for borrowed money not to exceed ten million dollars ($10,000,000));

(viii)        other than as set forth in Schedule 7.1(c), enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association, works council, or other employee representative (or enter into negotiations to do any of the above);

(ix)             enter into, renew, modify or revise any Affiliated Transaction or Blocker Affiliated Transaction, as applicable, other than any Affiliated Transaction or Blocker Affiliated Transaction among the Group Companies or those that will be terminated at Closing;

(x)               adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise merge or consolidate with or into any other Person;

(xi)             release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of ten million dollars ($10,000,000), or in the aggregate in excess of twenty million dollars ($20,000,000);

(xii)          terminate, amend or fail to exercise a renewal option with respect to any Material Contract described on Schedule 7.1(c)(xii), in each case, if such termination, amendment, or failure to exercise a renewal option would be materially adverse to a Group Company.

(xiii)        other than as set forth in Schedule 7.1(c)(xiii), grant, modify, abandon, dispose of or terminate any rights relating to any material owned Intellectual Property of the a Group Company, other than in the Ordinary Course of Business or otherwise permit any of its rights relating to any material owned Intellectual Property to lapse (other than registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by a Group Company);

(xiv)         enter into any new line of business;

(xv)           other than as required by a Company Employee Benefit Plan set forth on Schedule 4.15(a) (including any annual renewal thereof (whether or not with the same provider)) or pursuant to amendments or modifications to Company Employee Benefit Plans set forth on Schedule 4.15(a) applicable to employees of the Group Companies generally, (A) increase the compensation or benefits of any executive officer or member of the Board of Directors of any of the Group Companies, (B) accelerate the vesting or payment of any compensation or benefits of any of any executive officer or member of the Board of Directors of any of the Group Companies or any Person Affiliated with any executive officer or member of the Board of Directors of any of the Group Companies, (C) enter into, amend or terminate any Company Employee Benefit Plan (or any plan, program, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder with any executive officer or member of the Board of Directors of any of the Group Companies, (D) fund any payments or benefits that are payable or to be provided under any Company Employee Benefit Plan of any of the Group Companies or (E) make any loan to any present or former employee or other individual service provider or any member of the Board of Directors of any of the Group Companies (other than advancement of expenses in the Ordinary Course of Business); or

(xvi)         agree or commit in writing to do any of the foregoing.

(d)         Nothing contained herein shall be deemed to give the Buyer or any Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Blocker or any Group Company prior to the Closing.  Prior to the Closing, the Blocker and the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 7.2         Interim Operating Covenants of the Buyer.

(a)        During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby or (z) as set forth on Schedule 7.2(a), the Buyer shall not, and shall cause each of its Subsidiaries, including the other Buyer Parties not to:

(i)                 amend or otherwise modify any of its Governing Documents or the Trust Agreement;

(ii)              withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iii)            other than in connection with the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(iv)             other than in connection with a Buyer Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(v)               split, combine, redeem (other than a Buyer Share Redemption) or reclassify any of its Equity Interests;

(vi)             (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs in an amount not to exceed two million dollars ($2,000,000) (provided that such Indebtedness shall not be permitted to be converted into Buyer Warrants), (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Indebtedness in any material respect;

(vii)          commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(viii)        enter into any transaction or Contract with the Sponsors or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by the Buyer to the Sponsors, Buyer’s officers or directors, or any Affiliate of the Sponsors or the Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby or otherwise;

(ix)             waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to the Buyer and which do not relate to the transactions contemplated by this Agreement;

(x)               buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xi)             enter into any new line of business; or

(xii)          agree or commit in writing to do any of the foregoing.

(b)        Nothing contained herein shall be deemed to give the Blocker or any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

ARTICLE VIII

PRE-CLOSING AGREEMENTS

Section 8.1         Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Blocker and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 8.2        Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE XI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its reasonable best efforts to cause the Trustee to pay as and when due all amounts payable to Buyer Shareholders who shall have validly elected to redeem their shares of Buyer Common Stock pursuant to the A&R Buyer Certificate of Incorporation and pay as and when due all amounts payable pursuant to Section 3.2(c).

Section 8.3         Status Preservation.

(a)         Listing. During the Pre-Closing Period, the Buyer shall use reasonable best efforts to ensure the Buyer Common Stock and Buyer Warrants continue to be listed on the Stock Exchange. The Buyer shall use reasonable best efforts to cause the Buyer Class A Common Stock and the Buyer Warrants to be listed on the Stock Exchange on the Closing Date.

(b)        Qualification as an Emerging Growth Company. The Buyer shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause the Buyer to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c)        Public Filings. During the Pre-Closing Period, the Buyer will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.4         EIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer’s shareholders as required under the A&R Buyer Certificate of Incorporation, adopt, a management incentive equity plan and employee stock purchase plan reasonably acceptable to the Buyer and the Equityholder Representative to be effective from and after the Closing which includes the provisions set forth on Schedule 8.4 (the “EIP”).

Section 8.5         Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 8.6         Access to Information.

(a)         During the Pre-Closing Period, upon reasonable prior notice, the Blocker and the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the Blocker and the Group Companies, as applicable, and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the Blocker and the Group Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby; provided, nothing herein shall require the Blocker or any Group Company to provide access to, or to disclose any information to, the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of a Blocker or the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).

(b)        During the Pre-Closing Period, upon reasonable prior notice, the Buyer Parties shall, and shall cause their Affiliates to, afford the representatives of the Group Companies and the Blocker reasonable access, during normal business hours, to the properties, books and records of any Buyer Party, as applicable, and furnish to the representatives of the Group Companies and the Blocker such additional financial and operating data and other information regarding the business of the Buyer Parties as the Group Companies or the Blocker or their respective representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby; provided, nothing herein shall require the Buyer Parties to provide access to, or to disclose any information to, the Group Companies or the Blocker or any of their respective representatives if such access or disclosure, in the good faith reasonable belief of any Buyer Party, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).

Section 8.7       Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 11.1 or Section 11.2 to be satisfied.

Section 8.8         Antitrust Laws.

(a)         Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings (if available); (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b)        The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c)        Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 8.8(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Effective Date.

Section 8.9        Communications; Press Release; SEC Filings.

(a)        None of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent of the Buyer, in the case of the Company, the Blocker and the Equityholder Representative, or the prior written consent of the Company, in the case of the Buyer, the Company Merger Sub and the Blocker Merger Sub, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) the Company, the Company Unitholders or any Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosure do not constitute material nonpublic information with respect to the Buyer or are subject to customary obligations of confidentiality.

(b)        As promptly as practicable following the Effective Date, but no later than two (2) Business Days thereafter, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement, the Subscription Agreements and the PIPE Registration Rights Agreements, and make public all material nonpublic information provided to potential Pre-PIPE Investors and PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, the Buyer will make available to the Company and the Equityholder Representative a draft of the Signing Form 8-K and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)         As promptly as practicable after the date of this Agreement (and in any event on or prior to the tenth (10th) Business Day following the delivery of the financial statements pursuant to Section 8.9(h) provided that if such information is not provided by August 12, 2021, prior to the tenth (10th) Business Day following delivery of the financial statements pursuant to Section 8.9(h) and the Additional Financial Information), the Buyer shall, in consultation with the Company, prepare and the Buyer shall file with the SEC a Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the Buyer Shareholders to vote at the Buyer Shareholder Meeting in favor of the Buyer Shareholder Voting Matters. As promptly as reasonably practicable following, but in any event within ten (10) Business Days of, the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement and the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Buyer and the Company shall cooperate to file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Buyer’s shareholders of record, as of the record date to be established.

(d)        Prior to filing with the SEC, the Buyer will make available to the Company and the Equityholder Representative drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company and the Equityholder Representative promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Proxy Statement; (iv) any request by the SEC for amendment of the Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between the Buyer or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. In consultation with the Company, the Buyer shall promptly respond to any comments of the SEC on the Proxy Statement.

(e)               If, at any time prior to the Buyer Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 8.9(d), the Buyer shall promptly file (and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the Buyer Shareholders such amendment or supplement to the Proxy Statement containing such information.

(f)                The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Blocker and the Group Companies and the business of the Blocker and the Group Companies and the management, operations and financial condition of the Blocker and the Group Companies. Accordingly, the Blocker and the Company agree to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Company Equityholders, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, Additional Buyer Filings or any other Buyer SEC Filing. The Blocker and the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, Additional Buyer Filings and any other Buyer SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning the Blocker and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, such Additional Buyer Filing or other Buyer SEC Filing. The Buyer shall be permitted to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Equityholder Representative with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blocker and the Company shall reasonably cooperate in connection therewith.

(g)               At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)               The Company shall provide to the Buyer as promptly as practicable after the Effective Date (and in any event on or prior to the tenth (10th)Business Day following the Effective Date): (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) the unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement (including pro forma financial information), for the three (3) month periods ended on or about April 3, 2021, and April 3, 2020 reviewed by RSM LLP’s independent auditors; (iii) all selected financial data of the Group Companies, as necessary for inclusion in the Proxy Statement with respect to periods ending on or before April 3, 2021; and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Proxy Statement (including pro forma financial information) (the financial statements, information, documents and data described in the foregoing clauses (i) through (iv), inclusive, being collectively referred to as “Initial Financial Information”).  The Company shall also provide to the Buyer as promptly as practicable after the Effective Date, a description of the business and any other information concerning the Group Companies, their respective directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement. Subsequent to the delivery of the Initial Financial Information, the Company shall provide to the Buyer the unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC, to be included in the Proxy Statement or the Closing Form 8-K (including pro forma financial information), for the six-month periods ended on or about June 30, 2021 and June 30, 2020 (such information, the “Additional Financial Information”), as promptly as practicable following the end of such quarterly period (and in any event no later than 60 calendar days following the end of such quarterly period).

Section 8.10       Buyer Shareholder Meeting. The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable Law, the Buyer’s Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the Buyer Shareholder Meeting for the purpose of considering and voting upon the Buyer Shareholder Voting Matters, which meeting shall be held not more than twenty-five (25) days (or such other period of time as agreed to by the parties) after the date on which the Buyer completes the mailing of the definitive proxy statement/final prospectus to the Buyer Shareholders pursuant to Section 8.9(c). The Buyer Board shall recommend adoption of this Agreement and approval of the Buyer Shareholder Voting Matters and include such recommendation in the Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the Buyer Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company or the Blocker, the recommendation of the Buyer Board that the Buyer Shareholders vote in favor of the approval of the Buyer Shareholder Voting Matters. Unless this Agreement has been duly terminated in accordance with the terms herein, the Buyer shall take all reasonable lawful action to solicit from the Buyer Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Required Buyer Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Buyer Shareholders that are required by the rules of the Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Buyer may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone the Buyer Shareholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Buyer Shareholders and (ii), in each case, for one period of no longer than thirty (30) calendar days, (x) if as of the time for which the Buyer Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient voting Equity Interests of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Shareholder Meeting or (y) in order to solicit additional proxies from the Buyer Shareholders for purposes of obtaining approval of the Required Buyer Shareholder Voting Matters.

Section 8.11      Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; provided that, if the transactions contemplated hereby and thereby are consummated, such costs and expenses shall be borne by the Surviving Company following the Closing.

Section 8.12       Directors and Officers.

(a)               From and after the Company Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director, manager or officer of any Group Company or who, at the request of any Group Company, served as a director, manager or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Company Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Effective Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b)               Tail Policy.

(i)                 For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)              At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”).

(iii)            The Indemnified Persons are intended third party beneficiaries of this Section 8.12.

Section 8.13       Subscription Agreements. The Buyer may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If the Buyer is required to consummate the Closing hereunder, the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting the Company’s rights to enforce the Subscription Agreements, enforce the Buyer’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable financing sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.

Section 8.14       No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated hereby, neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 8.15       Name Changes. As soon as practicable after the Company Effective Time, but no later than on the Closing Date, the Buyer shall cause (a) the Buyer to change its legal name to “QualTek Services Inc.” and (b) each Group Company (if necessary) to change its legal name to a name that does not use the name “Brightstar”, “BCP” or any abbreviation or derivation thereof.

Section 8.16       Exclusivity.

(a)               From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Blocker and its controlled Affiliates and the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer“) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to the Blocker or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blocker or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b)               From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Buyer shall not, and shall cause its Affiliates and their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (iii) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 8.17       Post-Closing Directors and Officers of Holdings.

(a)               At or prior to Closing, the Buyer shall deliver to the Company written resignations, effective as of the Company Effective Time, of the officers and directors of the Buyer set forth on Schedule 8.17(a).

(b)              The Parties shall use reasonable best efforts to ensure that the individuals listed on Schedule 8.17(b) and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of the Buyer effective at the Closing.

(c)               The initial officers of the Buyer as of the Company Effective Time shall be as set forth on Schedule 8.17(c), subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Buyer Board following the Company Effective Time.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1           Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Equityholder Representative (at the Equityholder Representative’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of the Blocker or any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Equityholder Representative arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or its Affiliates against the Equityholder Representative, any Blocker Owner or any Company Unitholder arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Equityholder Representative or its Affiliates against the Buyer or by the Buyer or its Affiliates against the Equityholder Representative relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. The Buyer shall cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, the Buyer shall not be required to provide any access or information to the Equityholder Representative or any of its respective representatives, which the Buyer reasonably believes, upon the advice of counsel, constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 9.1 shall not apply to Taxes or Tax matters, which are the subject of Section 10.1.

ARTICLE X

TAX MATTERS

Section 10.1       Certain Tax Matters.

(a)               The Equityholder Representative shall prepare, or cause to be prepared, at the cost and expense of the Company, all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or prior to the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (collectively, the “Equityholders Prepared Returns”). Each Equityholders Prepared Return shall be prepared in a manner consistent with the Group Companies’ past practices except as otherwise required by applicable Law. Each Equityholders Prepared Return shall be submitted to the Buyer for review and comment no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Equityholder Representative shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and the Buyer will cause such Tax Returns to be timely filed and will provide a copy of such file Tax Returns to the Equityholder Representative. Notwithstanding the foregoing, each Tax Return described in this Section 10.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election. Notwithstanding anything herein to the contrary, all Transaction Tax Deductions will be allocated and treated as attributable to the Pre-Closing Tax Period to the fullest extent permitted by applicable Law.

(b)               Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 10.1(a), and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or the Blocker. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, the Blocker, the Company Equityholders and the Blocker Owners shall (and the Company Equityholders and Blocker Owners shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies or the Blocker relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Equityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Company Equityholders and Blocker Owners shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company or the Blocker to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 10.1(b) shall not apply to any dispute or threatened dispute among the Parties.

(c)               The Buyer shall cause the Company and the Blocker, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Equityholders, the Blocker Owners, the Company, the Blocker and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(d)               The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that the contribution by the Buyer of the Buyer Contribution Amount contemplated by Section 3.2(c) be treated as a contribution of an amount of cash equal to the Buyer Contribution Amount by the Buyer to the Company governed by Section 721 of the Code (and any similar applicable state or local provisions of Tax Law) (collectively, the “Intended Tax Treatment”).

(e)               The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(f)                In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period (a “Tax Contest”), the Buyer will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify the Equityholder Representative of such Tax Contest. The Buyer or the applicable Group Company shall include in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. With respect to any Tax Contest, (i) the Buyer shall allow the Equityholder Representative to manage, control and defend (at Company’s expense) such Tax Contest, (ii) the Buyer shall have the right to participate (at its own expense) in such Tax Contest, (iii) the Equityholder Representative shall keep the Buyer reasonably informed regarding the progress and substantive aspects of any such audit, contest or assessment, and (iv) the Equityholder Representative may not settle such Tax Contest without the consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(g)               After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (i) amend or otherwise modify any income Tax Return with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for Pre-Closing Tax periods, or (iii) make, change or revoke any income Tax election or accounting method or practice with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF PARTIES

Section 11.1       Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a)               Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)               No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c)               Required Votes. Each of the Blocker Required Vote, the Buyer Required Vote and the Company Required Vote shall have been obtained.

(d)               Net Tangible Assets. After giving effect to the Closing and the transactions contemplated by this Agreement and the Ancillary Agreements, the Buyer shall have net tangible assets of at least $5,000,001.

(e)               Buyer Governing Documents. The Second A&R Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the Buyer shall have adopted the A&R Buyer Bylaws.

Section 11.2       Conditions to the Obligations of the Buyer and the Merger Subs. The obligations of the Buyer and each Merger Sub to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)               Representations and Warranties.

(i)                 The representations and warranties of the Group Companies set forth in ARTICLE IV hereof (other than the Company Fundamental Representations) and of the Blocker set forth in ARTICLE V hereof (other than the Blocker Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(ii)              the Company Fundamental Representations and the Blocker Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(b)               Performance and Obligations of the Company, Equityholder Representative and the Blocker. The respective covenants and agreements of the Company, the Equityholder Representative and the Blocker to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)               Material Adverse Effect. No Material Adverse Effect shall have occurred since the Effective Date and be continuing.

(d)               Officers Certificate. The Company and the Blocker shall deliver to the Buyer a duly executed certificate from an authorized Person of (A) the Company (the “Company Bring-Down Certificate”) and (B) the Blocker (a “Blocker Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, (i) with respect to the Company, that the conditions set forth in Section 11.2(a), (b) and (c) have been satisfied with respect to the Company and (ii) with respect to the Blocker, that the conditions set forth in Section 11.2(a) and (b) have been satisfied with respect to the Blocker.

Section 11.3       Conditions to the Obligations of the Blocker and the Company. The obligation of the Blocker and the Company to consummate the transactions to be performed by the Blocker and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)               Representations and Warranties.

(i)                 The representations and warranties of the Buyer set forth in ARTICLE VI (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(ii)              The Buyer Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date).

(b)               Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)               Minimum Cash Amount. The PIPE Proceeds and Pre-PIPE Proceeds shall collectively be equal to or greater than the Minimum Cash Amount.

(d)               Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) have been satisfied.

(e)               Listing. The Buyer Class A Common Stock shall be listed on the Stock Exchange.

Section 11.4       Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XII

TERMINATION

Section 12.1       Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)               by the mutual written consent of the Company and the Buyer;

(b)               by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c)               by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before February 16, 2022(the “Outside Date”); provided that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d)               by the Company, if the Buyer or any Merger Sub breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s and the Blocker’s obligations to consummate the transactions set forth in Section 11.1 or Section 11.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (A) the Outside Date and (B) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Company if the Company, the Blocker or the Equityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e)               by the Buyer, if the Company or the Blocker breaches in any material respect any of their representations or warranties contained herein or the Company, the Blocker or the Equityholder Representative breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Merger Subs’ obligations to consummate the transactions set forth in Section 11.1 or Section 11.2 hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Equityholder Representative by the Buyer, cannot be cured or has not been cured by the earlier of (A) the Outside Date and (B) thirty (30) Business Days after the delivery of such written notice and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to the Buyer if the Buyer or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f)                by the Buyer if the Company Written Consent, any Blocker Written Consent, any Company Voting and Support Agreement or any Blocker Voting and Support Agreement shall not have been obtained and delivered to the Buyer within one (1) day of the Effective Date.

Section 12.2       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 8.9(a), Section 8.11, this Section 12.2 and ARTICLE XIII hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1       Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer, the Company, and the Equityholder Representative. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 13.2       Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 13.2, notices, demands and communications to the Company, the Buyer, and Equityholder Representative shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties: CR Financial Holdings, Inc. 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660 Attention: Byron Roth E-mail:	with a copy to (which shall not constitute notice): Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Attention: Mitchell Nussbaum, Esq. E-mail:

Notices to Equityholder Representative, the Blocker and the Company:

BCP QualTek Holdco, LLC

475 Sentry Parkway E

Blue Bell, PA 19422

Attention: Scott Hisey

E-mail:

and

BCP QualTek, LLC

650 5th Avenue

New York, New York 10019

Attention: Andrew Weinberg

Matthew Allard

E-mail:

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Michael E. Weisser, P.C.

Matthew S. Arenson, P.C.

Timothy Cruickshank, P.C.

Erika P. López

E-mail:

Section 13.3       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 13.3 shall be null and void.

Section 13.4       Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.5       Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 13.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “QualTek” online data site hosted by iDeals at https://www4.idealsvdr.com/v3/CH-R/#/documents?path=1729530 for purposes of the transactions contemplated hereby or otherwise provided to the Buyer’s representatives (including counsel) via e-mail, in each case, with respect to the representations and warranties contained in ARTICLE IV and ARTICLE V.

Section 13.6       Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.7       Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 13.8       Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms contemplate performance, in each case, after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained in this Section 13.8, none of the provisions set forth in this Section 13.8 shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 13.9       Trust Account Waiver. Each of the Company, the Blocker and the Equityholder Representative acknowledge that the Buyer has established the Trust Account for the benefit of its public Buyer Shareholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Blocker and the Equityholder Representative, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Shareholders upon the redemption of their shares and (ii) the underwriters of the Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company Equityholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that nothing in this Section 13.9 shall limit any right to specifically enforce this Agreement pursuant to Section 13.11. The Company, the Blocker and the Equityholder Representative agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsors to induce the Buyer to enter into this Agreement, and the Company, the Blocker and the Equityholder Representative further intend and understand such waiver to be valid, binding and enforceable against the Company, the Blocker and the Equityholder Representative and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company, the Blocker or the Equityholder Representative or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company, the Blocker and the Equityholder Representative hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company, the Blocker or the Equityholder Representative or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 13.9 shall serve to limit or prohibit (i) the Company’s, the Blocker’s, any Company Unitholder’s or the Equityholder’s Representative’s right to pursue a claim against the Buyer for legal relief against assets held outside the Trust Account or pursuant to Section 13.11 for specific performance or other non-monetary relief or (ii) any claims that the Company, the Blocker, any Company Unitholder or the Equityholder Representative may have in the future against the Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 13.10   Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 13.11   Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that, in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 13.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.12   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 13.14 and (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 8.12).

Section 13.13   Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to establish any standard of materiality for purposes hereof. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, the Company and the Blocker expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 13.14   No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 13.14.

Section 13.15   Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Buyer Capital Stock will be appropriately adjusted to provide to the Company Equityholders and the Buyer Shareholders the same economic effect as contemplated hereby prior to such event.

Section 13.16   Waiver of Conflicts; Attorney-Client Communications.

(a)               Recognizing that Kirkland & Ellis LLP (“Kirkland”) has acted as legal counsel to the Group Companies, certain of the Company Equityholders and their respective Affiliates prior to the Closing, and that certain of the Company Equityholders and their respective Affiliates intend to continue to engage Kirkland to act as legal counsel to such Company Equityholders and their respective Affiliates after the Closing, the Buyer, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), consents to, waives, and will not assert, and agrees, after the Closing, to cause the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Kirkland representing any or all of the Company Equityholders or their respective Affiliates prior to or after the Closing with respect to prior representation, and the communication to such Persons, in any such representation, of any fact known to Kirkland, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of the Buyer or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)               The Buyer, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) between any or all of the Company Equityholders, the Group Companies, any officer, director, employee, or agent of any Group Company, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, and Kirkland and its partners and employees, and all of Kirkland’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Company Equityholders, and shall be deemed to be confidential and proprietary information solely of the Company Equityholders; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Company Equityholders and their respective personal representatives, successors and assigns, and not by the Buyer or any of its Subsidiaries (including the Group Companies), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Group Companies of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Group Companies to the Company Equityholders immediately prior to Closing, and the Buyer, the Group Companies and the Subsidiaries of the Buyer and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Kirkland shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Group Companies by reason of any attorney-client relationship between Kirkland and the Group Companies.

(c)               Notwithstanding anything in this Section 13.16 to the contrary, at any time from and after Closing: (i) with respect to any dispute between a Group Company or any Affiliate of a Group Company (as determined from and after Closing), including, without limitation, the Buyer or any of the Buyer’s Subsidiaries or other Affiliates, on the one hand, and any Person other than a Company Equityholder or any Affiliate of a Company Equityholder, on the other hand, such Group Company or Affiliate of a Group Company may assert the attorney-client privilege to prevent disclosure to such third-party of Attorney-Client Communications by Kirkland to such third-party, provided, however, that no privilege may be waived without the prior written consent of such Company Equityholder or Affiliate, and (ii) if a Group Company or any Affiliate of a Group Company (as determined from and after Closing), including, without limitation, the Buyer or any of the Buyer’s Subsidiaries or other Affiliates, is legally required or requested by any Governmental Entity to access or obtain a copy of all or any portion of Attorney-Client Communications, such Person shall be entitled to access or obtain a copy of and disclose the Attorney-Client Communications to the extent necessary to comply with any such legal requirement or request provided that such Person shall notify the Equityholder Representative in writing (prior to such Person’s disclosure of any Attorney-Client Communications, to the extent practicable) so that the Equityholder Representative can seek a protective order.

ARTICLE XIV

AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE

Section 14.1       Authorization of Equityholder Representative.

(a)               Appointment. By adoption of this Agreement, execution of a Letter of Transmittal, and the acceptance of any portion of the Merger Consideration, each Blocker Owner and each Company Unitholder hereby irrevocably constitutes and appoints the Equityholder Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Equityholder Representative elsewhere in this Agreement, to execute any and all instruments or other documents on behalf of such Blocker Owner and such Company Unitholder, and to do any and all other acts or things on behalf of such Blocker Owner and such Company Unitholder, which the Equityholder Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Ancillary Agreements, instruments or certificates on behalf of such Blocker Owner or such Company Unitholder; (ii) act for such Blocker Owner or such Company Unitholder with respect to any adjustment to the Ancillary Agreements; (iii) give and receive notices and communications to or from the Buyer Parties relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Blocker Owner or such Company Unitholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of such Blocker Owner or such Company Unitholder, any and all consents, waivers, amendments or modifications deemed by the Equityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Ancillary Agreement or any of the instruments to be delivered to the Buyer hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of such Blocker Owner or such Company Unitholder, any amounts to be received by such Blocker Owner or such Company Unitholder under this Agreement or any claim made by the Buyer Parties under this Agreement, (B) negotiate and compromise, on behalf of such Blocker Owner or such Company Unitholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of such Blocker Owner or such Company Unitholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of such Blocker Owner or such Company Unitholder in connection with this Agreement or any Ancillary Agreement and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Equityholder Representative shall have authority and power to act on behalf of the Blocker Owners and the Company Unitholders with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising under this Agreement or thereunder. Each Blocker Owner and each Company Unitholder shall be bound by all actions taken and documents executed by the Equityholder Representative in connection with this Agreement and the Ancillary Agreements, and the Buyer Parties shall be entitled to rely on any action or decision of the Equityholder Representative, without any duty of inquiry or investigation as to the authority or propriety of any such action or decision of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from the Blocker Owners and the Company Unitholders.

(b)               Authorization. The appointment of the Equityholder Representative is coupled with an interest and shall be irrevocable by the Blocker Owners and any Company Unitholders in any manner or for any reason. This authority granted to the Equityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. BCP QualTek, LLC, a Delaware limited liability company, hereby accepts its appointment as the initial Equityholder Representative. Any decision, act, consent or instruction taken by the Equityholder Representative, on behalf of the Blocker Owners and the Company Unitholders, pursuant to this Section 14.1(b) (each, an “Authorized Action”) shall be final, binding and conclusive on the Blocker Owners and the Company Unitholders as fully as if such Person had taken such Authorized Action. The Buyer Parties agree that the Equityholder Representative, as the Equityholder Representative, shall have no liability to any Buyer Party for any Authorized Action.

(c)               Resignations; Vacancies. The Equityholder Representative may resign from its position as Equityholder Representative at any time by written notice delivered to the Buyer, the Blocker Owners and the Company Unitholders. If there is a vacancy at any time in the position of the Equityholder Representative for any reason, such vacancy shall be filled by a majority in interest vote in accordance with the method set forth in Section 14.1(b).

(d)               No Liability. All acts on behalf of the Equityholder Representative hereunder in its capacity as such shall be deemed to be acts of the Blocker Owners and the Company Unitholders and not of the Equityholder Representative individually. Without limiting Section 13.11, the Equityholder Representative shall not be liable to the Buyer, any Blocker Owner or any Company Unitholder or any other Person in its capacity as the Equityholder Representative for any reason, including for anything which it may do or refrain from doing in connection with this Agreement or any Ancillary Agreement; provided, subject to Section 14.1(e), the foregoing will not prevent liability to the Buyer for the Equityholder Representative’s willful breach of this Agreement. The Equityholder Representative shall not be liable to any Blocker Owner or any Company Unitholder, in its capacity as the Equityholder Representative, for any liability of any Blocker Owner or any Company Unitholder or otherwise, or for any error of judgment or for any mistake in fact or Law, except in the case of the Equityholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Equityholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any Ancillary Agreement or its duties or rights hereunder or thereunder, and it shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel. The Equityholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Blocker Owner or any Company Unitholder, except in respect of amounts received on behalf of the Blocker Owners and the Company Unitholders. The Buyer Parties shall be entitled to rely conclusively on any decision, action (or inaction), consent or instruction of the Equityholder Representative as being the decision, action, consent or instruction of the Blocker Owners and the Company Unitholders, and the Buyer, the Company Merger Sub and the Blocker Merger Sub shall be entitled to deal solely with the Equityholder Representative (and shall not be required to deal with any Blocker Owner or any Company Unitholder, in its capacity as such) with respect to all matters in connection with this Agreement. The Buyer Parties are hereby relieved from any Liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction of the Equityholder Representative.

(e)               Indemnification; Expenses. Each Blocker Owner and each Company Unitholder shall severally (based on each such Blocker Owner’s and Company Unitholder’s Pro Rata Percentage with respect to such Blocker Owner’s and such Company Unitholder’s Company Units), and not jointly, indemnify and hold harmless the Equityholder Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any expenses or taxable income incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Blocker Owners and the Company Unitholders based on each such Blocker Owner’s or Company Unitholder’s Pro Rata Percentage. The Equityholder Representative may also from time to time submit invoices to the Blocker Owners and the Company Unitholders covering such expenses and liabilities, which shall be paid by the Blocker Owners and the Company Unitholders promptly following the receipt thereof based on their respective Pro Rata Percentages. Upon the request of any Blocker Owner or any Company Unitholder, the Equityholder Representative shall provide such Blocker Owner or Company Unitholder with an accounting of all material expenses and liabilities paid by the Equityholder Representative in its capacity as such.

*   *   *   *   *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

ROTH CH ACQUISITION III CO.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer

BLOCKER MERGER SUB:

ROTH CH III BLOCKER MERGER SUB, LLC

By:	/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer

COMPANY MERGER SUB:

ROTH CH III MERGER SUB, LLC

By:	/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer

COMPANY:

BCP QUALTEK HOLDCO, LLC

By:	/s/ Andrew S. Weinberg
Name: Andrew S. Weinberg
Title: President

BLOCKER:

BCP QUALTEK INVESTORS, LLC

By: BCP QUALTEK INVESTOR HOLDINGS, L.P., its managing member

By: BRIGHTSTAR ASSOCIATES, L.P., its general partner

By: BRIGHTSTAR GP INVESTORS, LLC, its managing member

By:	/s/ Andrew S. Weinberg
Name: Andrew S. Weinberg
Title: Managing Member

EQUITYHOLDER REPRESENTATIVE:

BCP QUALTEK, LLC

By: Brightstar Capital Partners QualTekHoldings, L.P., its sole member

By: Brightstar Associates, L.P., its general partner

By: Brightstar GP Investors, LLC, its general partner

By:	/s/ Andrew S. Weinberg
Name: Andrew S. Weinberg
Title: Managing Member

Signature Page to Business Combination Agreement